UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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RAYONIER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Rayonier Inc.

2016 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Monday, May 23, 2016

4:00 p.m., Eastern Time

Omni Jacksonville Hotel

245 Water Street

Jacksonville, Florida 32202

Notice of 2016 Annual Meeting of Shareholders

April 8, 2016

Dear Shareholder,

You are cordially invited to attend Rayonier Inc.’s 2016 Annual Meeting of Shareholders to be held on Monday, May 23, 2016, at 4:00 p.m., local time, at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida 32202. At the meeting, our shareholders will be asked to:

•	Elect the 9 director nominees named in the Proxy Statement to terms expiring in 2017;

•	Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the accompanying Proxy Statement;

•	Ratify the appointment of Ernst & Young, LLP as our independent registered public accounting firm for 2016; and

•	Transact any other matters as may properly come before the meeting.

Shareholders of record at the close of business on March 21, 2016 are entitled to vote at the annual meeting and any postponement or adjournment thereof.

Once again, we are pleased to utilize the Securities and Exchange Commission (the “SEC”) rules allowing us to furnish our proxy materials to you over the internet. We believe this allows us to provide the information you need in a more timely, efficient and cost-effective manner.

As always, your vote is very important. We urge you to please vote by internet, telephone or mail as soon as possible to ensure your vote is recorded promptly, even if you plan to attend.

Very truly yours,

David L. Nunes

President and Chief Executive Officer

Mark R. Bridwell

Vice President, General Counsel and Corporate Secretary

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit www.proxyvote.com	BY MAIL Sign, date and return your proxy card or voting instruction form

BY TELEPHONE Call the telephone number on your proxy card, voting instruction form or notice	IN PERSON Attend the annual meeting in Jacksonville, FL See page 41 for details

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 23, 2016: This Notice of Annual Meeting of Shareholders and Proxy Statement and the 2015 Annual Report are available at www.proxyvote.com.

Rayonier Inc.	225 Water Street	Jacksonville, FL 32202
Telephone (904) 357-9100 Fax (904) 357-9101

2016 PROXY SUMMARY

This summary highlights information contained elsewhere in this annual meeting of shareholders and proxy statement or in our corporate governance documents published on our website at www.rayonier.com. We encourage you to read this annual meeting of shareholders and proxy statement in its entirety before voting. Throughout, the terms “we,” “us,” “our,” “the Company,” and “Rayonier” refer to Rayonier Inc.

CORPORATE GOVERNANCE HIGHLIGHTS

Rayonier’s commitment to good corporate governance is integral to our business.

+	Annual election of directors	+	Annual review of Board skills, characteristics, experiences and professional integrity	+	Majority voting of all directors	+	Diversity reflected in Board composition

+	8 of our 9 director nominees are independent	+	Separation of Board Chairman and CEO	+	Annual independent Board and member evaluations	+	Policy prohibiting hedging or pledging of our shares by executives

+	Comprehensive Code of Conduct and Corporate Governance Guidelines	+	Board participation in executive succession planning	+	Regular executive sessions of Board and Board Committees	+	Compensation “claw-back” policy

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Important information about the experience, qualifications, attributes and skills of each of the director nominees can be found beginning on page 4. Our Board of Directors (the “Board”) recommends that you vote “FOR” each of the director nominees.

					COMMITTEE MEMBERSHIPS			OTHER PUBLIC CO. BOARDS
NAME	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION	INDE- PENDENT	AC	CC	NGC
Richard D. Kincaid (Chairman of the Board of Directors)	54	2004	President & Founder, BeCause Foundation	X	X	X		1
John A. Blumberg	56	2014	Co-Founder and Principal, Black Creek Group LLC; Co-Founder and Chairman, Mexico Retail Properties	X		X	X	1
Dod A. Fraser	65	2014	President, Sackett Partners	X	Chair	X		2
Scott R. Jones	57	2014	President, Forest Capital Partners	X		Chair	X	None
Bernard Lanigan, Jr.	68	2015	Founder, Chairman and CEO, Southeast Asset Advisors, Inc.; Founder and Chairman, Lanigan & Associates, P.C.	X	X		X	1
Blanche L. Lincoln	55	2014	Founder and Principal, Lincoln Policy Group	X	X		X	1
V. Larkin Martin	52	2007	Managing Partner, Martin Farm; Vice President, The Albemarle Corporation	X	X		Chair	1
David L. Nunes	54	2014	President and CEO of Rayonier Inc.					None
Andrew G. Wiltshire	58	2015	Management and Governance of private orchard and farming companies located in New Zealand	X	X	X		None
Number of Committee Meetings in 2015					10	5	3

AC    Audit Committee            CC    Compensation and Management Development Committee            NGC    Nominating & Governance Committee

2016 Proxy Statement	1

PROPOSAL NO. 2 - NON-BINDING ADVISORY VOTE ON “SAY ON PAY”

Our shareholders have the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as set forth in Proposal No. 2 starting on page 17. Last year, our shareholders expressed a high level of support for the compensation of our named executive officers, with 93.6% of the votes cast in favor of our compensation programs and practices. Accordingly, the Compensation and Management Development Committee (the “Compensation Committee”) continued in 2015 to consistently adhere to its pay-for-performance philosophy and compensation program. Please refer to our Compensation Discussion and Analysis on page 18 for a detailed description of our compensation programs and practices. Our Board recommends that you vote “FOR” the non-binding advisory vote of the compensation of our named executive officers.

PROPOSAL NO. 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are seeking shareholder ratification of the appointment of Ernst & Young, LLP to serve as our independent registered public accounting firm for 2016. Please refer to page 37 for additional information. Our Board recommends that you vote “FOR” the ratification of Ernst & Young, LLP to serve as our independent registered public accounting firm for 2016.

2015 COMPANY PERFORMANCE HIGHLIGHTS

•	Generated Adjusted EBITDA of $208 million and Cash Available for Distribution of $117 million*.

•	Returned $125 million to shareholders through dividends of $1.00 per share.

•

Instituted and completed a $100 million share repurchase program, buying back 4.2 million shares (or 3.3% of shares outstanding at the time of the repurchase authorization) at an average price of $23.79 per share.

•	Generated total harvest volume of 9 million tons across three operating regions.

•

Acquired 35,000 acres of timberlands in the U.S. for $88 million, adding approximately 130K tons annually of harvest volume to our sustainable yield; also acquired a timber deed in New Zealand for $10 million.

•

Closed on a new 9-year, $350 million dollar term loan to repay existing debt and recapitalize our New Zealand joint venture, which will result in a reduction in consolidated annual interest expense of approximately $5 million.

•

Concurrent with the recapitalization of our New Zealand joint venture, which closed in Q1 2016, increased our equity stake in the JV by 12%, going from 65% to approximately 77%, for consideration of approximately $56 million.

•	Increased Real Estate segment sales by 12% to $86 million, despite selling 26% fewer acres; increased average price per acre by 52% to $2,611.

•	Launched a new 261-acre mixed-use community development project 21 miles north of Jacksonville, Florida.

•	Significantly enhanced public disclosure and transparency of operations and financial results.

*Reconciliation of these non-GAAP financial measures can be found in Appendix C.

SHAREHOLDER ENGAGEMENT

We value shareholder engagement and each year interact with and seek input from our shareholders through various shareholder engagement activities. In 2015, our key shareholder engagement activities included four investor road shows, six investor conferences and our 2015 Annual Meeting of Shareholders (“2015 Annual Meeting”). These engagement activities are informative and help us to better understand our shareholders’ views and perspectives on our policies and practices. We welcome investor input and we invite shareholder feedback. Our Investor Relations department is the point of contact for shareholder interaction with the Company. Shareholders may also access investor information about the Company through our website at www.rayonier.com/investors.

HELPFUL INFORMATION & ONLINE RESOURCES

Beginning on page 40, you will find answers to frequently asked questions about proxy materials, voting, our annual meeting and company filings and reports.

2	Rayonier Inc.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

ELECTION PROCESS

The Board is responsible for establishing overall corporate strategy and for overseeing management and the ultimate performance of the Company. The Board held nine (9) meetings during fiscal year 2015. During fiscal year 2015, all directors attended at least 75% of the combined total of all Board meetings and all meetings of committees of the Board of which the director was a member. The Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board has nominated the persons whose names are set forth below, all of whom are current directors. In the absence of a vote to a signed proxy, shares represented by the proxy will be voted FOR the election of each of these nominees to the Board.

DIRECTOR QUALIFICATIONS

We believe the members of our Board have the proper mix of relevant experience and expertise given the Company’s businesses and REIT structure, together with a level of demonstrated integrity, judgment, leadership and collegiality, to effectively advise and oversee management in executing our strategy. There are no specific minimum qualifications for director nominees other than, as required by our Corporate Governance Principles, no director nominee may stand for election after he or she has reached the age of 72. However, in identifying or evaluating potential nominees, it is the policy of our Nominating Committee to seek individuals who have the knowledge, experience, diversity and personal and professional integrity to be most effective, in conjunction with the other Board members, in collectively serving the long-term interests of our shareholders. These criteria for Board membership are periodically evaluated by the Nominating Committee taking into account the Company’s strategy, its geographic markets, regulatory environment and other relevant business factors, as well as changes in applicable laws or listing standards.

DIRECTOR NOMINATIONS

Shareholders are being asked to vote on the election of nine directors to serve until the 2017 Annual Meeting of Shareholders and until their successors are duly elected and qualified. The Board has no reason to believe that any nominee will be unable to serve as a director. If, however, a nominee should be unable to serve at the time of the Annual Meeting, Shares of Rayonier common stock (“Common Shares”) properly represented by valid proxies will be voted in connection with the election of a substitute nominee recommended by the Board. Alternatively, the Board may either allow the vacancy to remain unfilled until an appropriate candidate is located or may reduce the authorized number of directors to eliminate the unfilled seat.

If any incumbent nominee for director should fail to receive the required affirmative vote of a majority of the votes cast with regard to his or her election, our Corporate Governance Principles require the director to tender his or her resignation to the Board. The Nominating Committee would then consider such resignation and make a recommendation to the Board as to whether to accept or reject the resignation. The Company would publicly disclose the Board’s decision and rationale within 90 days after receipt of the tendered resignation.

Set forth below is certain information concerning each of the director nominees, including age, experience, qualifications and professional highlights during at least the last ten years, based on data furnished by such nominee.

2016 Proxy Statement	3

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Richard D. Kincaid Northbrook, Illinois Age: 54 Director Since: 2004	Board Committees: • Chair of the Board • Audit • Compensation	Certain other public directorships: • Dividend Capital Diversified Property Fund Inc.

Professional Highlights:

•  President and Founder of BeCause Foundation, a non-profit corporation that heightens awareness of complex social problems and promotes change through the power of film; Investor and adviser to twelve early stage companies that are in the social media, healthcare, beverage and media industries; President, CEO and trustee of Equity
Office Properties Trust until 2007.

Mr. Kincaid has significant financial expertise together with broad experience in the real estate industry and a deep understanding of the structural and strategic implications of REIT status. We believe his experience and expertise are particularly well suited to assist the Board in understanding the opportunities and challenges presented by our REIT structure, as well as overseeing the Board’s management of our real estate business and general financing decisions.

John A. Blumberg Denver, Colorado Age: 56 Director Since: 2014	Board Committees: • Compensation • Nominating	Certain other public directorships: • Dividend Capital Diversified Property Fund Inc.
Professional Highlights: • Co-Founder and Principal of Black Creek Group LLC, a real estate investment firm since 1993; Co-Founder and Chairman of Mexico Retail Properties since 2002

Mr. Blumberg has more than 30 years of real estate acquisition, development and redevelopment experience. He is particularly well suited to assist the Board in overseeing the Company’s real estate business and development opportunities.

4	Rayonier Inc.

Dod A. Fraser Boca Grande, Florida Age: 65 Director Since: 2014	Board Committees: • Chair of Audit • Compensation	Certain other public directorships: • OCI Partners LP • Subsea 7 S.A.

Professional Highlights:

•  President of Sackett Partners, a consulting firm, since 2000; Managing
Director and Group Executive, Global Oil and Gas for Chase
Manhattan Bank (now JPMorgan Chase & Co.), from 1995 to 2000

Mr. Fraser has substantial experience in debt and equity markets, bank markets, mergers and acquisitions, and risk oversight. He contributes strongly to the Board’s oversight of the Company’s overall financial performance, reporting and controls.

Certain other public directorships: • None
Scott R. Jones Needham, Massachusetts Age: 57 Director Since: 2014	Board Committees: • Chair of Compensation • Nominating

Professional Highlights:

•  President of Forest Capital Partners, a forest investment firm, since
2000; President and Chief Executive Officer of Timberland Growth
Corporation, a timberland REIT joint venture, from 1998 to 2000

Mr. Jones has substantial expertise in forest management, technology and innovations, as well as forest and real estate investments. He is particularly well suited to assist the Board in its timber and real estate investment decisions and overseeing the management of the Company’s forest resources and real estate businesses.

Bernard Lanigan, Jr. Thomasville, Georgia Age: 68 Director Since: 2015	Board Committees: • Audit • Nominating	Certain other public directorships: • Ruby Tuesday, Inc.

Professional Highlights:

•  Chairman and Chief Executive Officer of Southeast Asset Advisors,
Inc., a registered investment advisor and wealth management
company, since 1991; Founder and Chairman of Lanigan & Associates,
P.C., a certified public accounting and consulting firm, since 1974

Mr. Lanigan has leadership experience with large, complex and diverse organizations, a strong background in financial, accounting and tax matters and experience in strategic planning and risk assessment. His years of service on other public company boards provide him with additional perspectives from which to view the Company’s operations and the Board’s activities.

2016 Proxy Statement	5

Blanche L. Lincoln Washington, District of Columbia Age: 55 Director Since: 2014	Board Committees: • Audit • Nominating	Certain other public directorships: • Entergy Corporation

Professional Highlights:

•  Founder and Principal, Lincoln Policy Group, a consulting firm helping companies navigate the legislative and regulatory processes of the federal government, since 2013; Special Policy Advisor, Alston & Bird
LLP, from 2011 to 2013; U.S. Senator for the State of Arkansas, from
1999 to 2011; U.S. Representative for the State of Arkansas, from
1993 to 1997

Ms. Lincoln’s political experience, including in the areas of agriculture and forestry, is invaluable to the Board in helping the Company address a range of public policy and legislative trends.

V. Larkin Martin Courtland, Alabama Age: 52 Director Since: 2007	Board Committees: • Chair of Nominating • Audit	Certain other public directorships: • Truxton Trust Company

Professional Highlights:

•  Managing Partner of Martin Farm and Vice President of The Albemarle
Corporation, family businesses with interests in agriculture and timberland, since 1990; Chair of the Board of Directors of the Federal
Reserve Bank of Atlanta, from 2007 to 2008

Ms. Martin has direct operating experience in the land-based businesses of agriculture and timberland management, particularly in the southeastern U.S., together with an understanding of national and regional financial markets. Ms. Martin’s skill set adds substantial value to Board discussions regarding our forest resources business and overall economic forces and trends impacting the Company.

David L. Nunes Jacksonville, Florida Age: 54 Director Since: 2014	Board Committees: • None	Certain other public directorships: • None
Professional Highlights: • President, Chief Executive Officer and Director of the Company, since 2014; Chief Executive Officer of Pope Resources/Olympic Resource Management, from 2002 to 2014

Mr. Nunes has more than three decades of forest products industry experience. He has served in key leadership positions at several timber and real estate companies, including Chief Executive Officer and president, and has substantial background in the areas of timberland management and investments, marketing, strategic planning, mergers and acquisitions and capital planning. We believe this experience and leadership make Mr. Nunes uniquely well suited to contribute to Board considerations of operational and strategic decisions and to manage our core businesses.

6	Rayonier Inc.

Andrew G. Wiltshire Blenheim, New Zealand Age: 58 Director Since: 2015	Board Committees: • Audit • Compensation	Certain other public directorships: • None

Professional Highlights:

•  Management and governance of private orchard and farming
companies with operations in New Zealand; Managing Director and
Head of Alternative Assets at the Harvard Management Company, the
investment company that is responsible for managing Harvard
University’s endowment and related financial assets, from 2001 to 2015

Mr. Wiltshire has extensive expertise in the areas of managing and investing in forestry, timberlands, real estate and natural resources. Mr. Wiltshire brings a valuable perspective to the Board’s evaluation of investment opportunities and oversight of the Company’s forest resources and real estate businesses.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE PRINCIPLES

Our Board operates under a set of Corporate Governance Principles, which includes guidelines for determining director independence and consideration of potential director nominees. The Corporate Governance Principles can be found on the Company’s website at www.rayonier.com. The Board, through the Nominating Committee, regularly reviews developments in corporate governance and best practices and, as warranted, modifies the Corporate Governance Principles, committee charters and key practices.

DIRECTOR INDEPENDENCE

The Company’s Common Shares are listed on the New York Stock Exchange (“NYSE”). In accordance with NYSE rules, the Board makes affirmative determinations annually as to the independence of each director and nominee for election as a director. To assist in making such determinations, the Board has adopted a set of Director Independence Standards which conform to or are more exacting than the independence requirements set forth in the NYSE listing standards. Our Director Independence Standards are appended to the Company’s Corporate Governance Principles, available at www.rayonier.com. In applying our Director Independence Standards, the Board considers all relevant facts and circumstances.

Based on our Director Independence Standards, the Board has affirmatively determined that all persons who have served as directors of our Company at any time since January 1, 2015, other than Mr. Nunes, are independent under applicable NYSE listing standards and SEC rules.

In addition, members of our Audit Committee and Compensation Committee are subject to certain additional independence criteria. Specifically, the Board has determined that each member of the Compensation Committee is independent within the meaning of Rule 10C-1 of the Securities Exchange Act of 1934 (the “Exchange Act”) and qualifies as a “non-employee director” as defined in Rule 16b-3(b)(3) under the Exchange Act and as an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the “Code”). The Board has also determined that all of the Audit Committee members are independent within the meaning of the NYSE listing standards and Rule 10A-3 of the Exchange Act. For additional information regarding independence and qualifications of the Audit Committee, see the “Report of the Audit Committee” on page 38.

The Nominating Committee, on behalf of the Board of Directors, annually reviews any transactions undertaken or relationships existing between the Company and other companies in connection with which any of our directors or Board nominees are affiliated. The Board determined that none of the transactions or relationships identified for 2015 were material to the Company, the other companies or the subject directors and Board nominees.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees, the Audit Committee, the Compensation Committee and Nominating Committee, each of which operates under a written charter available on the Investor Relations section of the Company’s website at www.rayonier.com.

2016 Proxy Statement	7

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2015
AUDIT: Dod A. Fraser, Chair Richard D. Kincaid Bernard Lanigan, Jr. Blanche L. Lincoln V. Larkin Martin Andrew G. Wiltshire

This committee is responsible for oversight of our accounting and financial reporting policies, processes and systems of internal control, including:

•    discuss audited annual financial statements and quarterly financial statements with the Company and the independent auditors, as well as make a recommendation to the Board regarding the inclusion of same in the annual Form 10-K;

•    review with the independent auditors results of their annual audit of the Company’s financial statements and audit of internal control over financial reporting, and the required communications under (i) Auditing Standards No. 16, and (ii) Public Company Accounting Oversight Board rules regarding the independence of the independent auditors;

•    review with management and the independent auditor (i) all significant issues, deficiencies and material weaknesses in the design or operation of internal controls, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls;

•    review with the independent auditor any audit problems or difficulties and the Company’s response. Resolve any disagreements between management and the independent auditor regarding financial reporting;

•    review with management and the independent auditors (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the selection or application of accounting principles, (ii) all critical accounting policies and practices and all significant financial reporting issues and judgments made in connection with the preparation of the financial statements, (iii) alternative treatments within generally accepted accounting principles that have been discussed with management, ramifications of the use of alternative disclosures and treatments, and the treatment preferred by the independent auditors, (iv) the effect of regulatory and accounting initiatives, as well as any significant off-balance sheet structures, on the Company’s financial statements, and (v) other material written communications between the independent auditors and management;

•    review press releases, guidance, rating agency and investor presentations and other public disclosures of financial information, with particular attention to any use of “pro forma” or “adjusted” non-GAAP information.

		10

COMPENSATION AND MANAGEMENT DEVELOPMENT: Scott R. Jones, Chair John A. Blumberg Dod A. Fraser Richard D. Kincaid Andrew G. Wiltshire	This committee is responsible for overseeing the compensation and benefits of employees, including: • evaluating management performance, succession and development matters; • establishing executive compensation; • reviewing the Compensation Discussion and Analysis included in the annual proxy statement; • approving individual compensation actions for all senior executives other than our Chief Executive Officer; and • recommending compensation actions regarding our Chief Executive Officer for approval by our non-management directors.	5

8	Rayonier Inc.

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2015

NOMINATING AND CORPORATE GOVERNANCE: V. Larkin Martin, Chair John A. Blumberg Scott R. Jones Bernard Lanigan, Jr. Blanche L. Lincoln

This committee is responsible for advising the Board with regard to board structure, composition and governance, including:

•    establishing criteria for Board nominees and identifying qualified individuals for nomination to become Board members, including considering potential nominees recommended by shareholders;

•    recommending the composition of Board committees;

•    overseeing processes to evaluate Board and committee effectiveness;

•    recommending director compensation and benefits programs to the Board;

•    overseeing our corporate governance structure and practices, including our Corporate Governance Principles; and

•    reviewing and approving changes to the charters of the other Board committees.

3

BOARD LEADERSHIP STRUCTURE AND OVERSIGHT OF RISK

Our governing documents allow the roles of Chairman of the Board and CEO to be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined based upon the Company’s needs and the Board’s assessment of the Company’s leadership from time to time. Although our Board regularly considers and is open to different structures as circumstances may warrant, the Board believes that the current arrangement of separating the roles of Chairman and CEO is in the best interest of The Company and its stockholders at this time because it provides the appropriate balance between strategy development and independent oversight of management.

Richard D. Kincaid currently serves as the Chairman of the Board as a non-executive and independent director. The responsibilities of the independent Chairman include, among other things:

•	Serving as the leader of the Board, overseeing and coordinating the work of the Board and its committees;

•	Serving as a liaison between the CEO, other members of senior management, the independent directors and the committee chairs;

•	Being available to serve as an advisor to the CEO;

•	Presiding at all meetings of the Board, including executive sessions of the independent directors;

•	Setting meeting agendas for the Board;

•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Presiding at all meetings of the shareholders;

•	Recommending to the Board agendas for shareholder meetings and providing leadership to the Board on positions the Board should take on issues to come before shareholder meetings;

•

Participating in discussions with the Nominating Committee on matters related to Board and committee composition and with the Nominating Committee and the Compensation Committee on matters related to the hiring, evaluation, compensation and firing of, and succession planning for, the CEO; and

•	If requested by major shareholders, the Board or the CEO, ensuring that he or she is available for consultation and direct communication with major shareholders or external groups.

The Board oversees risk management at Rayonier by annually appointing the members of an Enterprise Risk Management (“ERM”) Committee, which consist of senior executives. The ERM Committee is responsible for identifying and assessing the material risks facing the Company and providing periodic reports regarding such risks to the Audit Committee for review and evaluation of mitigation strategies. The Audit Committee then assigns ongoing Board level oversight responsibility for each material risk to either the full Board or the appropriate Board committee. The ERM Committee also completes an annual risk assessment with regard to the Company’s overall compensation policies and practices, which is reviewed by the Compensation Committee. We believe that these governance practices, including the interaction of the various committees, facilitate effective Board oversight of our significant risks.

2016 Proxy Statement	9

NON-MANAGEMENT DIRECTOR MEETINGS

Our non-management directors met separately in four (4) regularly scheduled meetings during 2015.

BOARD SELF-EVALUATION PROCESS

Pursuant to our Corporate Governance Principles, the Nominating Committee is responsible for establishing and overseeing a process for annual self-evaluation of the effective operation and performance of our Board of Directors and of each Board committee. We use a discussion-based process in which each director discusses privately with our Corporate Secretary opportunities to improve Board and committee performance, as well as any other topics or concerns the director may have. Each director may also provide feedback directly to the Chair of the Nominating Committee as part of this process. The results of the discussions are then reported to the Board and each committee utilizing a roundtable discussion format, and any necessary follow-up actions are developed.

DIRECTOR ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

Directors are encouraged, but not required, to attend each Annual Meeting of Shareholders. At the 2015 Annual Meeting, all directors were in attendance.

COMMUNICATIONS WITH THE BOARD

Shareholders and other interested parties who would like to communicate their concerns to one or more members of the Board, a Board committee, the Chairman or the independent non-management directors as a group may do so by writing to any such party at Rayonier, c/o Corporate Secretary, 225 Water Street, Suite 1400, Jacksonville, Florida 32202. All concerns received will be appropriately forwarded and, if deemed appropriate by the Corporate Secretary, may be accompanied by a report summarizing such concerns.

DIRECTOR NOMINATION PROCESS

Potential director candidates may come to the attention of the Nominating Committee through current directors, management, shareholders and others. It is the policy of our Nominating Committee to consider director nominees submitted by shareholders based on the same criteria used in evaluating candidates for Board membership identified from any other source.

DIVERSITY

Our Nominating Committee has not adopted a formal diversity policy in connection with the consideration of director candidates or the selection of nominees. However, the Nominating Committee does utilize a skills-matrix to evaluate the specific personal and professional attributes of each director candidate versus those of the existing Board members to ensure diversity of experience and expertise among our directors. The Nominating Committee assesses such diversity through its annual assessment of Board structure and composition and review of the annual Board and committee performance evaluations.

RELATED PERSON TRANSACTIONS

Our Board has adopted a written policy designed to minimize potential conflicts of interest in connection with Company transactions with related persons. Our policy defines a “Related Person” to include any director, executive officer or person owning more than five percent of the Company’s stock, any of their immediate family members and any entity with which any of the foregoing persons are employed or affiliated. A “Related Person Transaction” is defined as a transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000 and a Related Person has or will have a direct or indirect material interest.

For 2015, no Related Person Transactions were submitted to the Nominating Committee for approval or ratification, and no transaction with any Related Person was identified as requiring proxy statement disclosure.

10	Rayonier Inc.

STANDARD OF ETHICS AND CODE OF CORPORATE CONDUCT

The Company’s Standard of Ethics and Code of Corporate Conduct is available on the Company’s website at www.rayonier.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; PROCESSES AND PROCEDURES

Former director David W. Oskin and current directors John A. Blumberg, Dod A. Fraser, Scott R. Jones, Richard D. Kincaid and Andrew G. Wiltshire each served as member’s of our Compensation Committee during the fiscal year ended December 31, 2015. No member of the Compensation Committee served as one of our officers or employees at any time during 2015 or had any Related Person Transaction or relationship required to be disclosed in this Annual Meeting of Shareholders and Proxy Statement. None of our executive officers serve, or served during 2015, as a member of the board of directors and compensation committee of a public company with at least one of its executive officers serving on our Board or Compensation Committee.

EXECUTIVE OFFICERS

Our executive officers are elected by the Board and hold office for such terms as determined by the Board. The information set forth below includes the current executive officers of the Company who are not also serving as directors.

Mark D. McHugh Senior Vice President and Chief Financial Officer Age: 40

Biography:

•  Mr. McHugh was appointed Senior Vice President and Chief Financial Officer in December 2014. He was previously Managing Director in the Real Estate Investment Banking group at Raymond James, where he worked since 2008. Prior to joining Raymond James, Mr. McHugh was a Director in the Paper & Forest Products Group at Credit Suisse, where he worked from 2000 to 2008.

Education:

•  Mr. McHugh received his BSBA in Finance from the University of Central Florida and his JD from Harvard Law School.

Douglas M. Long Senior Vice President, U.S. Operations Age: 45

Biography:

•  Mr. Long was appointed to Senior Vice President, U.S. Operations in December 2015. He was named Vice President, U.S. Operations in November 2014. Prior to such appointment, Mr. Long served as Director, Atlantic Region, U.S. Forest Resources. He joined the Company in 1995 as a GIS Forestry Analyst and has held multiple positions of increasing responsibility within the forestry division.

Education:

•  Mr. Long holds bachelor’s and master’s degrees in Forest Resources and Conservation from the University of Florida.

2016 Proxy Statement	11

Christopher T. Corr Senior Vice President, Real Estate and Public Affairs Age: 52

Biography:

•  Mr. Corr joined the Company in July 2013 as Senior Vice President, Real Estate and President, Raydient Inc. (f/k/a TerraPointe Services, Inc.). Prior to joining Rayonier, Mr. Corr served as Executive Vice President, Buildings and Places for AECOM from 2008 to 2013. Prior to that, Mr. Corr held various positions with the St. Joe Company between 1998 and 2008, most recently as Executive Vice President. From 1992 to 1998, Mr. Corr was a senior manager with The Walt Disney Company.

Education:

•  Mr. Corr holds a Bachelor of Arts degree from the University of Florida and has completed programs with the Harvard Real Estate Institute and the Wharton School of Business at University of Pennsylvania.

Mark R. Bridwell Vice President, General Counsel and Corporate Secretary Age: 54

Biography:

•  Mr. Bridwell was promoted to Vice President and General Counsel in June 2014 and assumed the role of Corporate Secretary in March 2015. He joined the Company in 2006 as Associate General Counsel for Performance Fibers. In 2009, he became Associate General Counsel for Timber and Real Estate and in 2012 was promoted to Assistant General Counsel for Land Resources. Prior to joining Rayonier, Mr. Bridwell served as counsel for six years at Siemens Corporation. Previously, he was an attorney for five years with the international law firms of Jones, Day, Reavis & Pogue and Seyfarth, Shaw, Fairweather & Geraldson.

Education:

•  Mr. Bridwell has a BSBA in Finance from the University of Central Florida, and an MBA and JD from Emory University.

Shelby L. Pyatt Vice President, Human Resources Age: 45

Biography:

•  Ms. Pyatt was named Vice President, Human Resources in July 2014. Ms. Pyatt joined Rayonier in 2003 as Manager, Compensation and became Director, Compensation and Employee Services in 2006. She was named Director, Compensation, Benefits and Employee Services in 2009 before being promoted to her current position. Prior to joining Rayonier, Ms. Pyatt held human resources positions with CSX Corporation and Barnett Bank.

Education:

•  Ms. Pyatt holds a bachelor’s degree in Business Management.

12	Rayonier Inc.

DIRECTOR COMPENSATION

OVERVIEW

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant time commitment and the skills and experience level necessary for directors to fulfill their duties. Non-management director compensation is set by the Board at the recommendation of the Nominating Committee. Our directors are subject to minimum share ownership and share retention requirements as discussed in the Share Ownership Guidelines section on page 26.

2015 / 2016 CHANGES TO DIRECTOR COMPENSATION

In February 2015, our Nominating Committee engaged an independent compensation advisor, Farient Advisors, LLC, to conduct a comprehensive review and assessment of our non-management director compensation program. Following the assessment of director compensation, changes were made to the director compensation program for the 2015-2016 annual compensation period, namely to reduce the aggregate annual target compensation for directors by eliminating fees for attending individual meetings, or “per meeting” fees, and substituting retainers for committee service.

2015 / 2016 COMPENSATION PAID TO NON-MANAGEMENT DIRECTORS

Non-management director compensation is set by the Board at the recommendation of the Nominating Committee. For the 2015-2016 period, each non-management director received the following cash compensation (prorated for partial year service):

•	annual cash retainer of $55,000, payable in equal quarterly installments;

•

annual cash retainers to members of the Audit, Compensation and Nominating Committees of $13,500, $7,500 and $5,000, respectively, as compensation for committee meetings, payable in equal quarterly installments;

•	additional annual cash retainers for the chairs of the Audit, Compensation and Nominating Committees of $18,000, $10,000 and $6,000, respectively, payable in equal quarterly installments;

•	annual cash retainer for the Chairman of the Board of $55,000, payable in equal quarterly installments; and

•

restricted stock award equivalent to $95,000 based on grant date value, vesting upon issuance to be held until the earlier of four years from the date of issuance or a director’s departure from the Board.

DIRECTOR COMPENSATION TABLE

The following table provides compensation information for the one-year period ended December 31, 2015 for all individuals serving on our Board at any time during 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Blumberg, John A.	70,875	95,010	3,153(3)	169,037
Fraser, Dod A.	102,250(2)	95,010	3,153(3)	200,412
Jones, Scott R.	89,000(2)(5)	95,010	3,153(3)	187,162
Kincaid, Richard D.	141,250(2)	95,010	3,997(3)	240,256
Lanigan, Bernard Jr.	60,750(5)	95,010	–	155,759
Lincoln, Blanche L.	80,375	95,010	3,153(3)	178,537
Martin, V. Larkin	85,375(2)	95,010	3,997(3)	184,381
Nunes, David L. (4)	–	–	–	–
Oskin, David W.	24,000(2)	95,010	3,997(3)	123,006
Wiltshire, Andrew G.	62,625(5)	95,010	–	157,634

(1)

Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Note 16 “Incentive Stock Plans” included in the

2016 Proxy Statement	13

notes to financial statements in our 2015 Annual Report on Form 10-K. All awards reflect the May 2015 awards of 3,650 shares of restricted stock to each director vesting immediately upon issuance of the grant, and which shares shall be required to be held until the earlier of four years from the grant or the departure of a director from Rayonier.

(2)

Includes $18,500 in Audit Chair fees for Mr. Fraser; $7,500 in Compensation Chair fees for Mr. Jones from May 15, 2015 through December 31, 2015; $57,500 in Non-Executive Chairman fees for Mr. Kincaid; $7,000 in Nominating and Corporate Governance Chair fees for Ms. Martin and $3,750 in Compensation Chair fees for Mr. Oskin from January 1, 2015 through May 14, 2015.

(3)	Represents accrued dividends and interest on restricted stock awards paid during 2015.

(4)

Mr. Nunes, as an executive officer of Rayonier, was not compensated for service as a director. See the Summary Compensation Table on page 28 for compensation information relating to Mr. Nunes during 2015.

(5)	Includes $5,625 in special fees for additional contributions to the Board.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the holdings of persons known to us to beneficially own more than five percent of the Company’s outstanding Common Shares.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	16,013,936(1)	13.0%
JP Morgan Chase & Co. 270 Park Avenue New York, NY 10017	11,791,981(2)	9.6%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	10,315,516(3)	8.4%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	8,503,837(4)	6.9%
Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900 Memphis, TN 38119	8,092,321(5)	6.6%

(1)

Holdings and percent of class as of December 31, 2015, as reported to the SEC on Schedule 13G on February 9, 2016 by T. Rowe Price Associates, Inc. (“TRP Associates”) and T. Rowe Price Mid-Cap Value Fund Inc. TRP Associates has sole voting power over 3,854,535 shares and shared dispositive power over 16,013,936 shares. T. Rowe Mid-Cap Value Fund Inc. has sole voting power over 6,711,300 shares.

(2)

Holdings and percent of class as of December 31, 2015, as reported to the SEC on Schedule 13G/A on January 21, 2016 by JP Morgan Chase & Co., indicating sole voting power over 11,477,164 shares, shared voting power over 718 shares, sole dispositive power over 11,788,039 shares and shared dispositive power over 2,925 shares.

(3)

Holdings and percent of class as of December 31, 2015, as reported to the SEC on Schedule 13G on January 27, 2016 by Blackrock Inc., indicating sole voting power over 9,662,995 shares and sole dispositive power over 10,315,516 shares.

(4)

Holdings and percent of class as of December 31, 2015, as reported to the SEC on Schedule 13G on February 10, 2016 by The Vanguard Group Inc. (“Vanguard”), indicating sole voting power over 98,155 shares, shared voting power over 6,400 shares, sole dispositive power over 8,415,319 shares and shared dispositive power over 88,518 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard is the beneficial owner of 82,118 shares. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 22,437 shares.

14	Rayonier Inc.

(5)

Holdings and percent of class as of December 31, 2015, as reported to the SEC on Schedule 13G/A on February 12, 2016 by Southeastern Asset Management, Inc., indicating sole voting power over 1,352,900 shares, shared voting power over 6,663,700 shares, sole dispositive power over 1,428,621 shares and shared dispositive power over 6,663,700 shares. The Schedule 13G was jointly filed with Longleaf Partners Small Cap – Fund, who has sole voting power of 6,663,700 shares, and Mr. O. Mason Hawkins, Chairman of the Board and C.E.O. of Southeastern Asset Management, Inc. in the event he could be deemed to be a controlling person of that firm as the result of his official positions with or ownership of its voting securities. He does not own directly or indirectly any of the securities covered by the Schedule 13G and disclaims any beneficial ownership of those securities.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the Common Shares beneficially owned as of March 1, 2016, except as otherwise disclosed below, by each of the Company’s directors, each of the named executive officers and all directors and executive officers as a group. Unless otherwise indicated, all Common Shares listed below are owned directly by the named individual:

	Beneficial Ownership
Name of Beneficial Owner	(A) Common Shares Owned		(B) Column (A) as Percent of Class	(C) Exercisable Stock Options (1)	(D) Sum of Columns (A) and (C) as Percent of Class
John A. Blumberg	6,035		*	-0-	*
Dod A. Fraser	6,035		*	-0-	*
Scott R. Jones	25,417	(3)	*	-0-	*
Richard D. Kincaid	25,924		*	-0-	*
Bernard Lanigan, Jr.	340,446	(5)	*	-0-	*
Blanche L. Lincoln	6,035		*	-0-	*
V. Larkin Martin	19,618		*	-0-	*
David W. Oskin	12,367		*	-0-	*
David L. Nunes	172,577	(2)	*	-0-	*
Andrew G. Wiltshire	4,710	(4)	*	-0-	*
Mark R. Bridwell	12,353	(2)	*	8,900	*
Christopher T. Corr	13,820	(2)	*	4,947	*
Douglas L. Long	13,785	(2)	*	9,176	*
Mark D. McHugh	18,756	(2)	*	-0-	*
Directors and executive officers as a group (16 persons)	708,120	(2)	0.58%	35,520	*

*	Less than 1%.

(1)

Pursuant to SEC regulations, shares receivable through the exercise of employee stock options that are exercisable within 60 days after March 1, 2016 are deemed to be beneficially owned as of March 1, 2016.

(2)

Includes the following share amounts allocated under the Savings Plan to the accounts of Mr. Nunes, 408; Mr. Bridwell, 1,789; Mr. Corr, 381; Mr. McHugh, 26; and Mr. Long, 10,229 and all directors and executive officers as a group, 32,103.

(3)	Includes 19,328 shares held indirectly through family trusts.

(4)	Includes 1,060 shares held indirectly through a Simplified Employee Pension.

(5)

Includes: (i) 11,000 shares held indirectly by Mr. Lanigan and (ii) 325,796 shares held in investment advisory clients of Southeast Asset Advisors, Inc., an investment advisor of which Mr. Lanigan serves as Chairman and Chief Executive Officer and disclaims beneficial ownership of such shares.

2016 Proxy Statement	15

Under our Insider Trading Policy, our directors, executive officers and other key employees are not permitted to hedge or offset any decrease in the market value of our Common Shares through financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds, to hold their ownership interests in our Common Shares in a margin account or to otherwise pledge their Common Shares as collateral for a loan. Consistent with the policy, none of our directors, executive officers or other key employees has entered into any such pledge or hedging transactions with regard to his or her ownership of our common shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of our Company. Based solely on a review of copies of such forms received with respect to fiscal year 2015 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of the Company’s outstanding Common Shares have complied with the reporting requirements of Section 16(a).

16	Rayonier Inc.

PROPOSAL NO. 2 – NON BINDING ADVISORY VOTE ON “SAY ON PAY”

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the requirements of Section 14A of the Exchange Act and related SEC rules, and the preference expressed by a majority of our shareholders, we are providing shareholders with an annual advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion & Analysis beginning on page 18, and in the tables and other narrative disclosure in this Proxy Statement.

As described in detail in such disclosures, our executive compensation programs are designed to focus our senior leaders on the creation of long-term shareholder value. Our compensation programs provide a substantial majority of named executive officer compensation in the form of “at risk” performance-based incentives, consisting primarily of long-term stock-based awards. We believe this properly aligns the interests of our executives, with those of our shareholders, and with the long-term objectives of the Company.

This proposal provides shareholders with the opportunity to endorse or not endorse our compensation arrangements for named executive officers through the following resolution:

“RESOLVED, that the Company’s shareholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and related material).”

While this vote is not binding on our Board of Directors, the Board values the opinions of our shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

NAMED EXECUTIVE OFFICERS

Name	Title
David L. Nunes	President and Chief Executive Officer
Mark D. McHugh	Senior Vice President and Chief Financial Officer
Doug M. Long	Senior Vice President, U.S. Operations
Chris T. Corr	Senior Vice President, Real Estate and Public Affairs
Mark R. Bridwell	Vice President, General Counsel and Corporate Secretary

2016 Proxy Statement	17

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) provides information about our 2015 compensation programs for our named executive officers. Significant changes were made to our compensation programs and corporate governance practices for 2015. These changes are discussed in detail under the “2015 Compensation Program Changes” section below. Additionally, changes were made to our Board compensation program, which is discussed in detail under the “Director Compensation” section on page 13.

CD&A TABLE OF CONTENTS
EXECUTIVE SUMMARY	Page 19
¡ Our Compensation Philosophy	Page 19
¡ Say on Pay	Page 19
¡ 2015 Compensation Program Changes	Page 19
COMPONENTS OF EXECUTIVE COMPENSATION	Page 20
¡ Base Salary	Page 20
¡ Annual Bonus Program	Page 20
¡ Long-Term Incentives	Page 20
OTHER COMPENSATION INFORMATION	Page 24
¡ Executive Perquisites	Page 24
¡ Retirement Benefits	Page 24
¡ Post-Termination and Change in Control Benefits	Page 24
DECISION MAKING PROCESS	Page 25
¡ Role of Committee, Management and Advisors	Page 25
¡ Compensation Benchmarking	Page 26
COMPENSATION POLICIES AND GOVERNANCE PRACTICES	Page 26
¡ Stock Ownership Guidelines	Page 26
¡ Prohibition on Hedging and Pledging Share Ownership	Page 27
¡ Tax Considerations	Page 27
¡ Clawback Policy	Page 27
REPORT OF THE COMPENSATION & MANAGEMENT DEVELOPMENT COMMITTEE	Page 27

18	Rayonier Inc.

EXECUTIVE SUMMARY

OUR COMPENSATION PHILOSOPHY. Our compensation philosophy emphasizes “pay for performance” programs designed to reward superior financial performance and sustained increases in the value of our shareholders’ investment in Rayonier, while recognizing the need to maintain competitive base pay, retirement, health care, severance and other fixed compensation programs. We generally target total compensation levels and individual compensation elements to be consistent with the median of our peer group and survey benchmarks, with an emphasis on long-term incentive compensation. By providing a substantial portion of our named executive officers’ total targeted compensation in the form of long-term incentive awards, we seek to drive sustainable increases in our market valuation and to outperform our peers on a relative total shareholder return basis while promoting equity ownership to further align the interests of our executives with our shareholders.

SAY ON PAY. The Compensation Committee carefully considers the results of our shareholders’ advisory “Say-on-Pay” vote. Last year, in conjunction with the rollout of changes to our compensation program and governance practices, our shareholders expressed a high level of support for the compensation of our named executive officers, with 93.6% of the votes cast in favor of our compensation programs and practices.

2015 COMPENSATION PROGRAM CHANGES. In 2014, as previously disclosed, the Compensation Committee engaged an independent compensation advisor, Farient Advisors, LLC, to conduct a comprehensive review and assessment of our compensation programs and practices. Following that assessment, significant changes were made to our compensation program and governance practices for 2015, as discussed below:

COMPENSATION PROGRAM AND GOVERNANCE PRACTICES CHANGES EFFECTIVE FOR 2015
Action	Description
Target median market pay for total direct compensation

•    We benchmark pay levels to provide median compensation levels for target total direct compensation (consisting of base salary, bonus and long-term incentive awards)

•    When allocating among each pay component, greater emphasis is placed on performance-based compensation

Prior to this change, we targeted median base salary and bonus pay levels and above median long-term incentive award pay levels

Benchmark pay against two general industry surveys with revenues of less than $1 billion, plus for CEO and CFO, benchmark against new 2015 peer group using proxy data

•    TowersWatson CDB Executive Compensation Survey Report (all NEOs)

•    US Mercer Benchmark Database Executive Compensation Survey (all NEOs)

•    Proxy review of compensation levels for Catchmark Timber Trust, Deltic Timber, Plum Creek, Pope Resources, Potlatch Corporation and Weyerhaeuser (CEO and CFO only); regressed for size

Prior to this change, compensation levels were benchmarked against peer companies using proxy data and Equilar’s database using the 20 companies immediately above and the 20 companies immediately below Rayonier in the S&P Midcap 400 Index based on market capitalization rather than a revenue based peer group

Lowered the maximum bonus opportunity in the annual bonus program and modified the financial performance metrics

•    Maximum allowable award level reduced from 200% of target to 150% of target to place greater emphasis on long-term incentive awards while still incentivizing performance against key annual metrics

•    Up to 120% of target is based on performance against budgeted Recurring Cash Flow

•    A modifier of up to 30% can be added or subtracted to the overall payout following the Compensation Committee’s assessment of performance against identified strategic objectives and a quality of earnings assessment, subject to Code Section 162(m)

Prior to this change, 80% of the target was based on performance against Net Income and Cash Available for Distribution (weighted equally); 20% was based on performance against defined strategic objectives

2016 Proxy Statement	19

COMPENSATION PROGRAM AND GOVERNANCE PRACTICES CHANGES EFFECTIVE FOR 2015
Action	Description
Long-term incentive awards now include performance shares and restricted stock

•     Named Executive Officers receive 70% of their long-term incentive award in performance shares and 30% in time-based restricted stock

•     Restricted stock awards have a longer five-year vesting period, vesting in equal one-third increments on the third, fourth and fifth anniversary of the awards

•     Payouts, if any, under the performance share plan continue to be based on our total shareholder return relative to the performance share peer group companies

•     Performance Share Plan continues to place a cap of 100% on the maximum payout allowed if our Total Shareholder Return is negative

•     2015 peer group includes six timber industry peers (weighted 80%) and 21 real estate industry peers (weighted 20%)

Prior to this change, performance shares represented 80% of long-term incentive awards and stock options represented 20%; stock options vested in thirds on the first, second and third anniversary of the award

GOVERNANCE PRACTICES
Implemented a comprehensive Clawback Policy

•     The “Clawback Policy” provides the Compensation Committee discretion to recover annual and long-term incentive awards paid or outstanding in the event of a financial restatement or detrimental conduct (see the “Clawback Policy” section on page 27 for further detail)

Eliminated single-trigger treatment of equity awards following a change in control	• Amendments made to the Rayonier Incentive Stock Plan and Executive Severance Pay Plan to eliminate single-trigger automatic vesting of equity awards in the event of a change in control
Eliminated excise tax gross-ups on change in control payments	• Amendments made to the Executive Severance Pay Plan which eliminated the excise tax gross-ups on change in control payments
Eliminated the financial and tax planning benefit	• Discontinued program that provided reimbursements to five senior executives for expenses incurred for financial and estate planning and for preparation of annual income tax returns

COMPONENTS OF EXECUTIVE COMPENSATION

PAY ELEMENT	DESCRIPTION AND PURPOSE
Base Salary

•     Fixed cash compensation that recognizes level of responsibilities, experience, expertise and individual performance

•     Helps attract and retain talented executives

•     Evaluated against external market data annually

Annual Bonus Program	• “At risk” performance-based cash compensation that rewards achievement of key annual financial metrics and strategic initiatives
Long-Term Incentives

•     “At risk” performance-based stock compensation that encourages and rewards long-term performance

•     Two components:

¡        Performance shares (weighted 70%) which measures relative total shareholder return over a three-year performance period

¡        Time-based restricted stock (weighted 30%) that vests over five years (in one-third increments on the third, fourth and fifth anniversary of grant)

•     Aligns management interests with those of our investors

•     Promotes an “ownership” mentality that fosters the long-term perspective necessary for sustained success

•     Ultimate value of these awards depends upon our performance in delivering value to shareholders both in absolute terms through restricted stock and relative to our peers through performance shares

20	Rayonier Inc.

Consistent with our compensation philosophy, a substantial majority of senior executive compensation is in the form of variable “at risk” pay, aligning compensation with performance and shareholder value. For 2015, the portion of total target compensation (which is comprised of base salary and targeted annual and long-term incentive award levels) allocated to variable “at-risk” compensation was 78% for our CEO and 62% on average for our other named executive officers.

2015 TARGET COMPENSATION MIX

We do not have specific pay ratios for our CEO as compared to our other senior executives, but the Compensation Committee does take into account internal pay equity factors to ensure that compensation differences within the Company are consistent with respect to different job levels and responsibilities. For example, the Compensation Committee believes that the CEO has substantially more responsibility and impact on shareholder value than any other named executive officer. Therefore, the Compensation Committee set his total compensation at a level appreciably higher in relation to that of other named executive officers, but at a level the Compensation Committee believes is appropriate and reflective of market practice.

BASE SALARY. Base salary is a fixed compensation component intended to compensate our executives based on experience, expertise and job responsibilities. Each year, the Compensation Committee reviews the base salary of our CEO and each of his direct reports, including all of our named executive officers. In making adjustments to base salary levels, the Compensation Committee considers a number of factors including: external market data; the approved annual salary budget; level of responsibilities; experience and breadth of knowledge; and individual performance.

ANNUAL BONUS PROGRAM. We provide cash compensation in the form of an annual bonus incentive, adopted under the Rayonier Non-Equity Incentive Plan, which is designed to reward executives based on the Company’s financial performance against key budgeted financial metrics, and the attainment of identified strategic objectives. For purposes of Section 162(m) of the Code, we use a funded bonus pool approach, whereby once threshold performance goals are reached, the bonus pool is funded at maximum, and the Compensation Committee uses its negative discretion to reduce that amount to the payout amount, if any, to which the named executive officer is entitled based on performance against our pre-established performance factors as described below. The annual bonus program provides for a target bonus award opportunity for each executive based on salary grade, expressed as a percentage of base salary. For 2015, the target bonus award opportunities for the named executive officers were as follows: Mr. Nunes, 100%; Mr. McHugh, 65%; Messrs. Long, Corr and Bridwell, 50%.

Bonus Plan Metrics. Under our 2015 Annual Rayonier Bonus Program (the “2015 Bonus Program”), Recurring Cash Flow performance against budget is used to fund up to 120% of the overall bonus pool. The Compensation Committee believes that Recurring Cash Flow provides a strong measure of management performance, as it isolates the operational cash flow performance of the business excluding the impact of extraordinary items (both positive and negative) while also accounting for ongoing capital investment. Recurring Cash Flow is defined as Cash Available for Distribution plus interest expense, which is excluded to eliminate the impact of capital structure decisions.

2016 Proxy Statement	21

The bonus pool funding level for Recurring Cash Flow is calculated using the table below, interpolating values between the threshold, target and maximum levels, with zero payout for performance below threshold:

	Threshold	Target	Maximum
Percentage of Budgeted Recurring Cash Flow Achieved	80% of Budget	Budget	110% of Budget
Bonus Pool Funding Level	40% of Target Awards	100% of Target Awards	120% of Target Awards

A modifier is then applied based on the Compensation Committee’s assessment of performance against identified strategic objectives and a quality of earnings assessment. This modifier can add or subtract up to 30 percentage points from the recurring cash flow payout level, resulting in a potential overall payout ranging from 0% to 150% of target awards. Our strategic objectives for 2015 centered around timberland acquisitions, optimizing our capital structure, growing our community development business, enhancing our rural land sales program, business process improvements and enhancing transparency in our investor communications.

Individual awards can be adjusted down to 0% or up to +30% of the calculated payout level based on performance against individual performance objectives.

Measuring 2015 Results. Before the Compensation Committee approved the 2015 bonus awards for named executive officers, it reviewed an analysis of all material unusual, nonrecurring and non-budgeted items impacting the bonus calculation to determine whether, based on factors such as frequency, foreseeability, manageability and past treatment, any particular item should be included or excluded from the calculation. For 2015, the adjustments decreased Recurring Cash Flow results by $11.5 million, thereby generating a financial performance bonus pool of 116% of target. Payout at target award levels for 2015 required achievement of Recurring Cash Flow of $126.2 million, representing the annual budgeted amount approved by the Board in December 2014.

After assessing performance for 2015 against the identified strategic objectives, and after reviewing a detailed variance analysis of budget versus actual financial performance, the Compensation Committee approved a modifier of 25%, bringing the overall payout level to 141% of target awards for each named executive officer. In making this determination, the Compensation Committee was pleased with the capital allocation decisions made by management in terms of both attaining acquisition goals while also repurchasing a meaningful proportion of outstanding shares. It also factored in the impact from the new credit facilities in lowering consolidated interest expense, the progress made on various business process improvements, the launching of a new mixed-use community development project north of Jacksonville, Florida, and enhancements in the transparency of our investor communications.

Under the terms of the 2015 Bonus Program, the Compensation Committee has discretion to reduce the overall formula award payout. For 2015, the Compensation Committee exercised its negative discretion and lowered the overall bonus payout level from 141% to 120% in light of the poor performance of our shares during the year, in which total shareholder return was -17.2%.

Final 2015 Bonus Awards. The final annual bonuses earned by our named executive officers for 2015 were approved by the Compensation Committee and, for Mr. Nunes, by the non-management directors, in February 2016, and appear in the Summary Compensation Table on page 28, under the heading “Non-Equity Incentive Plan Compensation.” As discussed above, the bonus pool funding for 2015 was 120% of target.

LONG-TERM INCENTIVES. The Rayonier Incentive Stock Plan (the “Stock Plan”) allows the Compensation Committee the flexibility to award long-term compensation incentives through a variety of equity-based awards. Long-term incentive awards allow us to offer a competitive overall compensation package, and also provide opportunities for share ownership by our executives in order to increase their proprietary interest in Rayonier and, as a result, their interest in our long-term success and commitment to creating shareholder value.

In 2015, the Compensation Committee chose to award performance shares (weighted 70%) and time-based restricted stock (weighted 30%). The Compensation Committee believes this mix provides a strong incentive to our executives to

22	Rayonier Inc.

focus on the ongoing creation of shareholder value and to deliver sustained increases in the Company’s market valuation and out-performance of our peers on a total shareholder return basis. The three-year vesting and payment periods for our performance share awards and the five-year vesting period for our restricted stock awards provide a retention incentive for our executives. In setting the grant date value of target long-term incentives to be awarded to each named executive officer, the Compensation Committee considers external market pay data, performance and potential.

The Compensation Committee may also award one-time equity grants for special purposes, such as new hire, promotion or retention. These awards typically take the form of time-vested restricted stock grants. Long-term incentive awards for 2015 are reflected in the “Summary Compensation Table” on page 28 and the “Grants of Plan Based Awards” table on page 30.

Performance Shares. The target award level is determined at the beginning of a 36-month performance period. Performance share awards were approved by the Compensation Committee (or, for the CEO, by our independent directors) in February 2015 and the performance period began on April 1, 2015 and ends on March 31, 2018.

The payout, if any, will be based on the level of economic return we produce for our shareholders (referred to as “Total Shareholder Return,” or “TSR”) relative to that produced by the 2015 Performance Share Peer Group, chosen by the Compensation Committee as those companies most likely to be considered “operational competitors” of Rayonier’s core businesses.

TSR is calculated for the performance period based upon the return on a hypothetical investment in Rayonier shares versus the return on an equal hypothetical investment in each of the peer companies, in all cases assuming reinvestment of dividends. The 2015 Performance Share Award Program awards will be paid out, if at all, in April 2018 after the end of the performance period on March 31, 2018, based on our percentile TSR performance against the peer group, as follows:

Percentile Rank	Payout Level (Expressed As Percent of Target Award)
80th and Above	200%
51st – 79th	100% (plus 3.33% for each incremental percentile position over the 50th Percentile)
50th	100%
31st – 49th	30% (plus 3.5% for each incremental percentile position over the 30th Percentile)
30th	30%
Below 30th	0%

The payout percentage is capped at 100% of target if Rayonier’s TSR for the performance period is negative.

The 2015 Performance Share Peer Group was modified to include a custom peer group of timber companies, weighted 80%, and real estate companies, weighted 20%, as shown below:

Custom Timber Peer Group (Weighted 80%)
Catchmark Timber Trust	Plum Creek	Potlatch Corporation
Deltic Timber	Pope Resources	Weyerhaeuser

Custom Real Estate Peer Group (Weighted 20%)
Alexander & Baldwin, Inc.	Equity LifeStyle Properties	Mid-America Apartment Communities
American Campus Communities	Essex Property Trust Inc.	Omega Healthcare Investors Inc.
Apartment Investment & Mgmt Co	Forest City Enterprises	Post Properties Inc.
Avalonbay Communities Inc.	Forestar Group Inc.	Senior Housing Properties Trust
AV Homes, Inc.	HCP, Inc.	The St. Joe Company
Camden Property Trust	Home Properties Inc.	Sun Communities Inc.
Equity Residential	The Howard Hughes Corp	UDR, Inc.

2016 Proxy Statement	23

OTHER COMPENSATION INFORMATION

EXECUTIVE PERQUISITES. In addition to benefits that are available broadly to our employees, Rayonier executive officers are eligible to participate in the Executive Physical Program. Each executive-level employee of the Company is required to have a physical examination every other year until age 50, and every year after age 50. The Company does not offer any other executive perquisites.

RETIREMENT BENEFITS. We maintain the following plans and programs to provide retirement benefits to salaried employees, including the named executive officers, to the extent such employees are eligible participants under the plan terms:

•	the Rayonier Investment and Savings Plan for Salaried Employees (our 401(k) plan);

•	the Rayonier Excess Savings and Deferred Compensation Plan;

•	the Retirement Plan for Salaried Employees of Rayonier;

•	the Rayonier Excess Benefit Plan; and

•	the Rayonier Salaried Retiree Medical Plan.

The benefits available under the plans listed above are intended to provide income replacement after retirement, primarily through distributions from a 401(k) or other deferred compensation plan. We place great value on the long-term commitment that many of our employees and named executive officers have made to us and wish to incentivize them to remain with the Company with a focus on building sustainable value over the long term. Therefore, the Company has determined that it is appropriate to provide employees with competitive retirement benefits as part of their overall compensation package.

Our defined contribution retirement plans are designed to encourage employees to take an active role in planning, saving and investing for retirement. As a supplement to our 401(k) plan, the Excess Savings and Deferred Compensation Plan is designed to provide eligible employees and executives with a convenient and efficient opportunity to save for retirement while deferring applicable income taxes until withdrawal. For a detailed description of the Excess Savings and Deferred Compensation Plan, see the discussion following the “Nonqualified Deferred Compensation” table on page 34.

Our defined benefit pension plans, the Retirement Plan for Salaried Employees of Rayonier and the Rayonier Excess Benefit Plan, were closed to new employees on January 1, 2006. Of our named executive officers, only Mr. Long is a participant in these plans. Our other named executive officers were hired after January 1, 2006 and are ineligible to participate. For detailed descriptions of our Retirement Plan for Salaried Employees and the Rayonier Excess Benefit Plan, see the discussion following the “Pension Benefits” table on page 33.

For those eligible participants who were employed prior to the January 1, 2006 freeze on new participants, the Rayonier Salaried Retiree Medical Program provides salaried employees eligible for retirement with access to a Company-sponsored healthcare plan funded entirely by the plan participants. This benefit is extended on an equivalent basis to all eligible retirees who are plan participants.

The Committee reviews these retirement benefits programs periodically to evaluate their continued competitiveness.

POST-TERMINATION AND CHANGE IN CONTROL BENEFITS

Severance Pay Plan. The Severance Pay Plan for Salaried Employees provides severance benefits to all salaried employees of Rayonier, including the named executive officers, in the event their employment is terminated (other than “for cause” and other non-qualifying terminations defined in the plan). Upon execution of a satisfactory separation agreement, the severance benefit available to our named executive officers ranges from 20 weeks to 26 weeks of base salary, plus an additional week of base salary for each year of service over one year.

Executive Severance Pay Plan. The Compensation Committee recognizes that, as with all publicly-traded corporations, there exists the possibility of a change in control of Rayonier and that the uncertainty created by that possibility could result in the loss or distraction of senior executives, to the detriment of Rayonier and our shareholders. The Executive Severance Pay Plan, referred to in this discussion as the “Executive Plan,” reflects the Compensation Committee’s view

24	Rayonier Inc.

that it is critical for executive retention to be encouraged and that the continued attention and dedication to duty of our senior executives be fostered, notwithstanding the possibility, threat, rumor or occurrence of a change in control of Rayonier. In addition, the Executive Plan is intended to align executive and shareholder interests by enabling executives to consider corporate transactions that may be in the best interests of our shareholders and other constituents without undue financial concern over whether the transaction would jeopardize the executives’ own employment.

The Executive Plan achieves these objectives by providing benefits to eligible executives designated by the Compensation Committee, which currently include all of our named executive officers, in the event of a change in control of the Company. For 2015, the Executive Plan was amended to require a “double-trigger,” meaning in addition to a change in control, the executive must be involuntarily terminated (other than “for cause”) or resign for “good reason” before stock awards are vested. In addition, if the executive is involuntarily terminated (other than “for cause”) or resigns for “good reason” within 24 months of the change in control, he or she will be entitled to enhanced severance benefits, which depend on the executive’s status as a Tier I or Tier II executive. In 2015, the Executive Plan was amended to eliminate the excise tax gross-up provision. In conjunction with this change, we added a best net benefit provision, which provides eligible executives with the greater of (1) a capped benefit, with the amount reduced just below the threshold for triggering the excise tax, or (2) the full benefit less the excise tax, with the executive personally responsible for paying the excise tax.

The Compensation Committee reviews the Executive Plan annually and retains the discretion to terminate the Executive Plan, or to include or exclude any executive, including any named executive officer, at any time prior to a change in control. The Executive Plan presently covers eight executives: four are designated Tier I and four are designated Tier II. As of December 31, 2015, Messrs. Nunes, McHugh, Corr and Long are included as Tier I executives, and Mr. Bridwell is included as a Tier II executive.

The potential payments under the Executive Plan are calculated in the “Potential Payments upon Termination or Change in Control” table on page 35.

DECISION MAKING PROCESS

ROLE OF THE COMPENSATION COMMITTEE, MANAGEMENT AND ADVISORS. The Compensation Committee has responsibility for establishing our compensation philosophy and for monitoring our adherence to it. The Compensation Committee reviews and approves compensation levels for all executive officers as well as all compensation, retirement, perquisite and benefit programs applicable to such officers. The Compensation Committee establishes annual performance objectives for the CEO, evaluates his accomplishments and performance against those objectives, and, based on such evaluation, makes recommendations regarding his compensation for approval by the independent members of our Board. All of these functions are set forth in the Compensation Committee’s Charter, which appears on our website (www.rayonier.com) located under the Corporate Governance tab on our Investor Relations page and is reviewed annually by the Compensation Committee.

The Compensation Committee’s work is accomplished through a series of meetings, following a regular calendar schedule to ensure that all major elements of compensation are appropriately considered and that compensation and benefit programs are properly designed, implemented and monitored. Special meetings are held as needed to address matters outside the regular compensation cycle. Working with the Compensation Committee Chair, our Vice President, Human Resources, and our Vice President, General Counsel and Corporate Secretary, prepare an agenda and supporting materials for each meeting. These employees, along with Mr. Nunes, generally attend Committee meetings by invitation, but are excused for executive sessions. The Compensation Committee invites other members of management to attend meetings as it deems necessary to cover issues within their specific areas of expertise or responsibility.

The Compensation Committee also seeks advice and assistance from compensation consultants and outside counsel. The Compensation Committee has engaged a compensation consulting firm to provide advice, relevant market data and best practices to consider when making compensation decisions, including decisions involving the Chief Executive Officer and the programs applicable to senior executives generally. In 2014, our Compensation Committee engaged Farient Advisors to provide executive compensation consulting services going forward. Farient Advisors does not provide any services other than consulting services related to executive and Board compensation. The Compensation Committee has assessed the independence of our compensation consultant against the specific criteria under applicable SEC and NYSE rules and determined that no conflict of interest is or was raised by their work for the Compensation Committee.

2016 Proxy Statement	25

COMPENSATION BENCHMARKING. In an effort to attract, motivate and retain a talented management team, the Compensation Committee studies market norms among our industry peers and comparably-sized general industry companies in an effort to provide a competitive compensation program that targets median (50th percentile of our peer group) compensation levels. Of course, variations from these general expectations may occur based on the expertise and experience level of a given executive as well as individual, Company and market factors.

In setting 2015 compensation levels for senior executives, including each of the named executive officers, the Compensation Committee reviewed median salary, median target annual bonus and median target long-term incentive award levels at comparably sized general industry companies using a blend of two survey sources: (1) the TowersWatson CDB Executive Compensation Survey for companies with revenues of less than $1 billion; and (2) the US Mercer Benchmark Database Executive Compensation Survey database for companies with revenues between $400 million and $1 billion. See Appendix B for a list of companies included in each survey.

For our President and Chief Executive Officer and our Senior Vice President and Chief Financial Officer, Farient Advisors also provided the Compensation Committee compensation levels of our industry peer companies, as disclosed in each company’s annual proxy statement. These companies, listed below, are evaluated each year and chosen by the Compensation Committee as those most likely to be considered “operational competitors”.

Compensation Benchmarking Peer Group
Catchmark Timber Trust	Plum Creek	Potlatch Corporation
Deltic Timber	Pope Resources	Weyerhaeuser

In setting compensation levels, the Compensation Committee also considered total direct compensation in the context of the relatively short period of time each of the named executive officers has served in his or her respective role. For 2015, target total direct compensation (consisting of base salary, target annual bonus and target long-term incentive award) levels for our named executive officers fell below the median in both the general industry survey and, with respect to our Chief Executive Officer and Chief Financial Officer, our industry peer group.

COMPENSATION POLICIES AND GOVERNANCE PRACTICES

	WHAT WE DO		WHAT WE DON’T DO
✓	Majority of pay is performance-based and at risk	✗	No employment agreements
✓	Significant share ownership and share retention requirements	✗	No single-trigger change in control provisions for equity awards
✓	Comprehensive clawback policy	✗	No excise tax gross-ups
✓	Mitigate undue risk in compensation programs	✗	No hedging or pledging of Company stock
✓	Conduct annual compensation review using	✗	No excessive executive perquisites
	independent compensation consultant	✗	No repricing of underwater options
✓	Maintain an independent compensation committee

STOCK OWNERSHIP GUIDELINES. We believe that share ownership requirements help to further focus the senior management team on the long-term success of our businesses and the interests of our shareholders. All executives at the Vice President level and above are required to acquire and hold, within five years after taking such position, Rayonier shares with a value equal to a designated multiple of their base salary as shown below:

Position	Ownership Requirement
Chief Executive Officer	6x
Executive Vice Presidents	3x
Senior Vice Presidents	2x
Vice Presidents	1x

26	Rayonier Inc.

We also require that each director, within four years of joining our Board, maintain a minimum ownership interest in Rayonier at a level equal to four times the director’s annual equity retainer. Prior to satisfying his or her ownership requirement, a director or executive is prohibited from selling any Rayonier shares other than shares withheld or sold to satisfy taxes in connection with a performance share payout or stock option exercise. All of our directors and executive officers have met or are on track to meet their ownership requirements within the required period.

PROHIBITION ON HEDGING AND PLEDGING SHARE OWNERSHIP. Our executive officers and directors are not permitted to hedge their economic exposure to our common shares, to hold their ownership interests in our common shares in a margin account or to otherwise pledge their common shares as collateral for a loan. For a more detailed description, see the “Share Ownership of Directors and Executive Officers” section on page 15.

TAX CONSIDERATIONS. Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for certain of our named executive officers unless specific criteria are satisfied. The Compensation Committee considers the anticipated tax treatment to Rayonier and the named executive officers in its review and establishment of compensation programs and payments. However, deductibility of compensation is only one factor that the Compensation Committee takes into account in setting executive compensation terms and levels and the Compensation Committee retains the flexibility to award compensation that is not deductible in its discretion. In addition, Section 162(m) imposes a number of requirements that must be met for awards to qualify for deduction. Accordingly, there can be no assurance that performance-based awards will be fully deductible under all circumstances.

CLAWBACK POLICY. In February 2015, the Compensation Committee approved a more extensive “Clawback Policy” that provides the Compensation Committee discretion to recover incentive awards paid or outstanding in the event of a financial restatement or detrimental conduct. Detrimental conduct includes failure to comply with material policies of the Company, committing an illegal act in connection with the performance of a covered employees’ duties or taking any action or failing to take action which puts the Company at a material risk. The financial restatement provision of the plan applies to Section 16 Officers and allows the Compensation Committee to recover the difference between the incentive-based awards paid and the value that would have been paid had the relevant information been known at the time the award was paid. The detrimental conduct provision applies to a broader group of management and provides the Compensation Committee discretion to recover all or a portion of any incentive awards paid or outstanding during the prior 36 months.

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

The Compensation Committee of the Rayonier Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, which is incorporated by reference into the Company’s 2015 Annual Report on Form 10-K filed with the SEC.

The Compensation and Management Development Committee:

Scott R. Jones, Chair	Richard D. Kincaid
John A. Blumberg	Andrew G. Wiltshire
Dod A. Fraser

2016 Proxy Statement	27

SUMMARY COMPENSATION TABLE

This table discloses compensation for 2013, 2014 and 2015 for Rayonier’s Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2) (3)	Option Awards (2)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5)	All Other Compen- sation (6)	Total
David Nunes	2015	$587,520	—	$1,627,690	—	$705,024	—	$56,347	$2,976,581
President and Chief	2014	$309,420	$250,000	$3,560,744	—	$440,064	—	$250,336	$4,810,564
Executive Officer	2013	—	—	—	—	—	—	—	—
Mark McHugh	2015	$350,000	—	$542,582	—	$273,000	—	$168,506	$1,334,088
Senior Vice President and	2014	$17,235	—	$350,132	—	—	—	$517	$367,884
Chief Financial Officer	2013	—	—	—	—	—	—	—	—
Doug Long	2015	$245,833	$10,000	$244,166	—	$147,500	$76,896	$7,481	$731,876
Senior Vice President, U.S.	2014	$153,037	$20,000	—	$19,692	$42,282	$147,835	$105,502	$488,348
Operations	2013	$122,178	—	$56,000	$19,600	$36,194	$-31,633	$11,724	$214,063
Chris Corr	2015	$327,500	—	$434,054	—	$196,500	$558	$47,086	$1,005,698
Senior Vice President, Real	2014	$315,000	$150,000	$304,489	$80,091	$131,300	$174	$27,160	$1,008,214
Estate and Public Affairs	2013	$122,348	—	$233,080	—	$150,000	—	$115,472	$620,900
Mark Bridwell	2015	$293,750	—	$325,555	—	$176,250	—	$26,467	$822,022
Vice President, General	2014	$246,350	$5,000	$237,956	$54,930	$123,800	—	$16,849	$684,885
Counsel & Corporate Secretary	2013	$211,250	—	$53,679	$12,040	$97,000	—	$15,047	$389,016

(1)

For Messrs. Corr and Bridwell, the amounts represent transaction and recognition bonuses paid in connection with the spin-off of Rayonier Advanced Materials Inc. (“RYAM”). For Mr. Nunes, this amount represents his hiring bonus. For Mr. Long, the amounts represent a bonus associated with his promotion to Director, Atlantic Region in March 2014. Mr. Long’s bonus was payable in two payments, $20,000 in 2014 and $10,000 in 2015.

(2)

Represents the aggregate grant date fair value for performance share, stock option and restricted stock awards, as applicable, computed in accordance with FASB ASC Topic 718 granted in 2013, 2014 and 2015. For 2015, the Stock Awards column includes the grant date fair value of performance shares and restricted stock awards as follows:

	Performance Shares	Restricted Stock
Mr. Nunes	$1,177,690	$450,000
Mr. McHugh	$392,573	$150,009
Mr. Long	$176,662	$67,504
Mr. Corr	$314,047	$120,007
Mr. Bridwell	$235,550	$90,005

For 2014, this amount also includes the incremental expense associated with the cancellation and replacement of the performance share awards granted in 2014 resulting from the spin-off of RYAM. Values for awards subject to performance conditions are computed based on probable outcome of the performance condition as of the grant date for the award. A discussion of the assumptions used in calculating these values may be found in the “Incentive Stock Plans” section included in the notes to our financial statements included in our Annual Reports on Form 10-K for 2013, 2014 and 2015.

(3)

The following amounts reflect the grant date award value assuming that the highest level of performance is achieved under the 2015 Performance Share Award Program: Mr. Nunes, $2,100,017; Mr. McHugh, $700,023; Mr. Long, $315,018; Mr. Corr, $559,998; and Mr. Bridwell, $420,025.

(4)	Represents awards under the 2013, 2014 and 2015 bonus programs discussed in the Compensation Discussion and Analysis beginning on page 18.
(5)

For Mr. Long, these amounts represent the annual change in actuarial present value of the participant’s pension benefit under the Company’s retirement plans. For Mr. Corr, these amounts represent above market interest on non-qualified deferred compensation. Excess Base Salary and Annual Bonus Deferral account balances under our Excess Savings and Deferred Compensation Plan earn a rate of return equal to 10-Year Treasury Notes (adjusted monthly) plus 1.5 percent. Under SEC regulations, any returns on non-qualified deferred compensation in excess of 120% of the applicable federal long-term rate are considered above market interest and must be reported.

28	Rayonier Inc.

(6)

For each year presented, these amounts include Company contributions to the Rayonier Investment and Savings Plan for Salaried Employees, our 401(k) Plan; Company contributions to the Rayonier Excess Savings and Deferred Compensation Plan; reimbursement of expenses incurred under the Senior Executive Tax and Financial Planning Program (program was discontinued in 2015); restricted stock dividends and accrued interest; and the costs of executive physical examinations. The amounts reflect 401(K) Plan Company contributions as follows: for 2015: Messrs. Nunes, Corr and Bridwell, $17,490, Mr. McHugh, $16,962 and Mr. Long, $5,565; for 2014: Mr. Nunes, $15,600; Mr. McHugh, $517; Mr. Long, $4,985; Mr. Corr, $17,160; and Mr. Bridwell, $15,431; for 2013: Mr. Long, 4,824; Mr. Corr, $5,245; and Mr. Bridwell, $14,287. The amounts reflect excess savings contributions as follows: for 2015, Mr. Nunes, $13,093; Mr. Corr, $8,400; and Mr. Bridwell, $3,536; for 2014: Mr. Bridwell, 1,418; for 2013, Mr. Bridwell, $759. For 2015, the amount reflects balances that were used prior to the discontinuation of tax and financial planning program as follows: Mr. Corr, $10,000 and Mr. Bridwell, $2,885. Mr. Nunes’ amount for 2015 includes $12,779 for interest and dividend equivalents associated with Mr. Nunes’ restricted stock award. Mr. Corr’s 2015 amount includes $11,196 for interest and dividend equivalents associated with Mr. Corr’s restricted stock awards. Mr. Nunes’ amount includes relocation benefits as follows: for 2014, $234,736 in relocation benefits, which includes $43,021 in related tax gross-ups; for 2015, $12,964 in relocation benefits, which includes $2,103 in related tax gross-ups. Mr. McHugh’s amount for 2015 includes $147,284 in relocation benefits, which includes $41,647 in related tax gross-ups. Mr. Corr’s amount for 2013 includes $110,226 in relocation benefits, which includes $23,027 in related tax gross-ups. Mr. Long’s amount for 2014 includes $91,456 in relocation benefits, which includes $13,903 in related tax gross-ups. All amounts reflect actual expenses incurred and paid by the Company in providing these benefits.

2016 Proxy Statement	29

GRANTS OF PLAN-BASED AWARDS

This table discloses potential payouts under the 2015 Rayonier Annual Bonus Program and the 2015 Performance Share Award Program along with restricted stock awards for the named executive officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards (4)
Name	Grant Date	Approval Date	Thres- hold	Target	Maxi- mum	Thres- hold (#)	Target (#)	Maxi- mum (#)
David Nunes	—	—	$235,008	$587,520	$881,280
	4/1/2015	2/26/2015				11,927	39,758	79,516		$1,177,690
	4/1/2015	2/26/2015							17,039	$450,000
Mark McHugh	—	—	$91,000	$227,500	$341,250
	4/1/2015	2/26/2015				3,976	13,253	26,506		$392,573
	4/1/2015	2/26/2015							5,680	$150,009
Doug Long	—	—	$49,167	$122,917	$184,376
	4/1/2015	2/26/2015				1,789	5,964	11,928		$176,662
	4/1/2015	2/26/2015							2,556	$67,504
Chris Corr	—	—	$65,500	$163,750	$245,625
	4/1/2015	2/26/2015				3,181	10,602	21,204		$314,047
	4/1/2015	2/26/2015							4,544	$120,007
Mark Bridwell	—	—	$58,750	$146,875	$220,313
	4/1/2015	2/26/2015				2,386	7,952	15,904		$235,550
	4/1/2015	2/26/2015							3,408	$90,005

(1)

Reflects potential awards under the 2015 Rayonier Annual Bonus Program. Awards can range from 0% to 150% of the target award. See the “Annual Bonus Program” section of the Compensation Discussion and Analysis beginning on page 21. The actual amount earned by each named executive officer for 2015 is reflected in the Summary Compensation Table on page 28 under the “Non-Equity Incentive Plan Compensation” column.

(2)

Reflects potential awards, in number of shares, under the 2015 Performance Share Award Program. Awards can range from 0% to 200% of the target award. Please refer to the “Performance Shares” section of the Compensation Discussion and Analysis on page 23.

(3)	Reflects awards of time-based restricted stock, in number of shares, under the 2015 Rayonier Incentive Stock Plan.
(4)

Reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. Values for equity incentive plan awards subject to performance conditions are computed based on probable outcome of the performance condition as of the grant date.

30	Rayonier Inc.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table discloses outstanding stock option, performance share and restricted stock awards for the named executive officers as of December 31, 2015. At the time of the spin-off, each outstanding Rayonier stock option was converted into an adjusted Rayonier stock option and a RYAM stock option. The exercise price and number of shares subject to each stock option was adjusted in order to preserve the aggregate intrinsic value of the original Rayonier stock option as measured immediately before and immediately after the spin-off. Our named executive officers may also continue to hold RYAM equity awards granted to them in connection with the spin-off. Because Rayonier was not affiliated with RYAM for any portion of 2015 and Rayonier’s performance does not affect the value of those RYAM awards, RYAM awards have not been included in the tables relating to outstanding equity or option exercises and stock vesting.

		Option Awards (5)				Stock Awards (5)
									Equity Incentive Plan Awards
Name	Grant Date	Number of Securities Underlying Unexer- cised Options (#) Exercisable	Number of Securities Underlying Unexer- cised Options (#) Unexer- cisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested (4)	Number of Unearned Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units That Have Not Vested (4)
David Nunes	4/1/2015					17,039	(C)	$378,266	39,758	$882,628
	7/21/2014					85,130	(B)	$1,889,886	14,190	$315,018
Mark McHugh	4/1/2015					5,680	(C)	$126,096	13,253	$294,217
	12/12/2014					13,050	(B)	$289,710
Doug Long	4/1/2015					2,556	(C)	$56,743	5,964	$132,401
	1/2/2014	617	1,233	$31.28	1/2/2024
	3/1/2013					1,000	(B)	$22,200
	1/2/2013	933	467	$38.69	1/2/2023
	1/3/2012	1,654		$32.65	1/3/2022
	1/3/2011	1,468		$27.22	1/3/2021
	1/4/2010	1,116		$20.74	1/4/2020
	1/2/2009	1,380		$14.83	1/2/2019
	1/2/2008	925		$22.83	1/2/2018
Chris Corr	4/1/2015					4,544	(C)	$100,877	10,602	$235,364
	7/15/2014					5,990	(A)	$132,978	9,100	$202,020
	1/2/2014	2,474	4,947	$31.28	1/2/2024
Mark Bridwell	4/1/2015					3,408	(C)	$75,658	7,952	$176,534
	7/15/2014					1,370	(A)	$30,414	6,260	$138,972
	7/1/2014	1,498	2,995	$34.98	7/1/2024
	1/2/2014	369	737	$31.28	1/2/2024
	1/2/2013	561	281	$38.69	1/2/2023
	1/3/2012	567		$32.65	1/3/2022
	1/3/2011	602		$27.22	1/3/2021
	1/4/2010	998		$20.74	1/4/2020
	1/2/2009	1,659		$14.83	1/2/2019
	1/2/2008	1,116		$22.83	1/2/2018
	1/3/2007	881		$20.11	1/3/2017

(1)	Option awards vest and become exercisable in one-third increments on the first, second and third anniversaries of the grant date.
(2)

(A) At the time of the spin-off of RYAM, the 2013 Performance Share Award Program was cancelled and reissued as time-based restricted stock, reflected in this column as follows: Mr. Corr, 5,990 and Mr. Bridwell, 1,370. These restricted stock awards vest 24 months following the effective date of the spin-off subject to continued employment.

2016 Proxy Statement	31

(B) Amounts reflect time-based restricted shares with vesting schedules as follows: Mr. Nunes, 85,130 shares scheduled to vest on June 9, 2019; Mr. McHugh, 13,050 shares scheduled to vest on December 12, 2017; Mr. Long, 1,000 shares that vested on March 1, 2016.

(C) Amounts include the 2015 Rayonier Incentive Stock Plan awards granted on April 1, 2015, which vest in equal one-third increments on the third, fourth and fifth anniversary of the awards.
(3)

Represents awards under the Performance Share Award Program for 2014 and 2015, each with a 36-month performance period. Awards for the relevant performance share program period are immediately vested following the performance period upon the Compensation Committee’s certification of performance results and the amount earned. Grants received under the 2014 Performance Share Award Program were cancelled and reissued as a result of the spin-off of RYAM. Under the Performance Share Award Program, the actual award value can range from zero to 200% of target. See the “Performance Shares” section of the Compensation Discussion and Analysis on page 23. The disclosure for the 2014 and 2015 Performance Share Award Programs reflects the target award.

(4)	Value based on the December 31, 2015 closing share price of $22.20.
(5)	Shares amounts and option exercise prices shown have been adjusted to reflect the August 2011 3-for-2 stock split, and the June 27, 2014 spin off of RYAM, as applicable.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#) (1) (2)	Value Realized on Vesting
David Nunes	—	—	—	—
Mark McHugh	—	—	—	—
Doug Long	881	$2,242	—	—
Chris Corr	—	—	1,500	$33,300
Mark Bridwell	—	—	—	—

(1)

The amounts shown for Mr. Corr represent vested restricted stock. Not reflected in the table is the vesting of 500 shares of RYAM restricted stock with a value of $4,895 (calculated using the RYAM closing market price on the vesting date) that Mr. Corr received as a result of the spin-off.

(2)	We did not meet the threshold performance level under the 2012 Performance Share Award Program, which was scheduled to payout in January 2015. As a result no payout was made under the program.

32	Rayonier Inc.

PENSION BENEFITS

The following table illustrates the present value of accumulated benefits payable under the Retirement Plan for Salaried Employees of Rayonier Inc., a tax qualified retirement plan (the “Retirement Plan”), and the Rayonier Inc. Excess Benefit Plan, a non-qualified retirement plan (the “Excess Plan”), at the earliest eligible retirement age. The named executive officers who are not listed in the table are not participants in and have no accumulated benefit under either the Retirement Plan or the Excess Plan. The Retirement Plan and Excess Plan were frozen to new participants effective January 1, 2006.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Doug Long	Rayonier Salaried Employees Retirement Plan	20.6	$473,715	—
	Rayonier Excess Benefit Plan		$13,301	—

(1)

Determined using the assumptions that applied for FASB ASC Topic 715-30 disclosure as of December 31, 2015. For December 31, 2015, an interest rate of 4.20% was used and the mortality assumptions were the RP-2014 mortality tables with a fully generational projection using scale MP-2015. Employees are assumed to retire at the earliest age that they will be eligible for an unreduced pension (i.e., age 60 and 15 years of service or age 65). Mortality is assumed from that date only. Benefits are assumed to be paid in the normal form of payment which is a life annuity for single employees and the 90/50 survivor form for married employees.

The Retirement Plan is a tax-qualified retirement plan covering substantially all eligible salaried employees hired prior to January 1, 2006. This Plan provides income replacement following retirement through the payment of monthly pension benefits based upon the employee’s average final compensation and years of service. The costs of benefits under the Retirement Plan are borne entirely by the Company. Consistent with our desire that salaried employees take a more active role in saving for retirement, this benefit was replaced by an enhanced retirement contribution under the Rayonier Investment Savings Plan for Salaried Employees for new salaried employees hired after December 31, 2005.

For the period through December 31, 2003, the annual pension amounted to two percent of a participant’s average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of the participant’s average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the participant’s primary Social Security benefit for each year of benefit service to a maximum of 40 years, provided that no more than one-half of the participant’s primary Social Security benefit is used for such reduction. Effective January 1, 2004, the Retirement Plan was amended so that for future service the annual pension amounts to one and one-half percent of the participant’s final average compensation for each year of benefit service to a maximum of 40 years.

A participant is vested in benefits accrued under the Retirement Plan upon completion of five years of eligibility service. Normal retirement is at age 65. The Retirement Plan also provides for unreduced early retirement pensions for participants who retire at or after age 60 following completion of 15 years of eligibility service. Reduced benefits are available at age 55 with at least 10 years of service (“Standard Early Retirement”) or as early as age 50 with age plus eligibility service equal to at least 80 or age 55 with at least 15 years of eligibility service (“Special Early Retirement”). The plan benefit for a participant eligible for Standard Early Retirement will be reduced by 3% for each year of age under 65 (e.g., age 64 would result in 97% of the benefit payable). The Retirement Plan benefit for a participant eligible for Special Early Retirement will receive a 5% reduction for each year of age under 60 (e.g., age 59 would result in 95% of the benefit payable).

A participant’s average final compensation includes salary and approved bonus payments calculated under the Retirement Plan as follows: (1) the participant’s average annual base salary for the five calendar years during the participant’s last 120 calendar months of service which yield the highest such average, plus (2) the participant’s average approved bonus payments for the five calendar years during the participant’s last 120 calendar months of service which yield the highest such average.

Rayonier adopted the Excess Plan to meet the retirement needs of a small segment of its salaried employee population affected by limiting federal legislation. Applicable federal legislation limits the amount of benefits that can be paid and the compensation that may be recognized under a tax-qualified retirement plan. Tax-qualified retirement plan participants

2016 Proxy Statement	33

whose annual benefit at the time of payment exceeds Section 415 of the Code limitations or whose benefit is limited on account of the Section 401(a)(17) of the Code limitation on compensation are participants in the Excess Plan. The practical effect of the Excess Plan is to continue calculation of benefits after retirement to all employees on a uniform basis regardless of compensation levels. All employees covered by the Retirement Plan are eligible under the Excess Plan, however, benefits under the plan will only be accrued to those employees who are affected by the Code limits.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions in Last FY	Aggregate Balance at Last FYE (2)
David Nunes	$11,251	$13,093	$229	—	$24,573
Chris Corr	$67,300	$8,400	$3,452	—	$112,445
Mark Bridwell	$1,500	$3,536	$174	—	$8,193

(1)	All executive and Company contributions in the last fiscal year are reflected as compensation in the Summary Compensation Table on page 28.
(2)

To the extent that a participant was a named executive officer in prior years, executive and Company contributions included in the Aggregate Balance at Last FYE column have been reported as compensation in the Summary Compensation Table for the applicable year.

The Rayonier Inc. Excess Savings and Deferred Compensation Plan (the “Excess Savings Plan”) is a nonqualified, unfunded plan that consists of two components, an Excess Savings component (a supplement to the Rayonier Investment and Savings Plan for Salaried Employees (the “Savings Plan”)) and an Excess Base Salary and Bonus Deferral component.

The Savings Plan, a qualified 401(k) plan, is designed to encourage salaried employees to save and invest for retirement. Under this Plan, employees may contribute up to the annual IRS limits on a pre-tax basis. The Company will match such contributions at a rate of $.60 for each $1.00 up to 6% of the employee’s base salary. In addition, the Company will make an annual retirement contribution to each participant’s account equal to 3% of base salary and annual bonus for employees hired after January 1, 2006, or 0.5% of base salary for employees hired before 2006. The retirement contribution was increased, and automatic enrollment of all new salaried employees in the Savings Plan implemented, coincident with the closing of our defined benefit pension plan to new salaried employees effective January 1, 2006. This change reflects our desire that salaried employees take a more active role in planning, saving and investing for retirement. Rayonier contributions to the Savings Plan, both matching and retirement contributions, vest at a rate of 20% per year over the participant’s first five years of employment.

The Excess Savings Plan supplements the Savings Plan by providing employees with Rayonier contributions lost due to the federal tax regulations limiting employee contributions to tax-qualified 401(k) plans. Participants can contribute up to 6% of total base salary. The Company contributes matching contributions up to 3.6% of total base salary (reduced by the regular matching contributions made under the Savings Plan). Amounts contributed by participants, and the Rayonier matching contributions, are unsecured, but earn a return equal to 120% of the applicable federal long-term rate (adjusted monthly). The average interest rate in 2015 was 3.01%. Excess Savings Plan participants may elect to receive a lump sum or annual installments upon termination of employment.

The Excess Base Salary and Bonus Deferral component of the Excess Savings Plan allows employees with a base salary in excess of $170,000 the opportunity to defer up to 100% of their base salary and all or any portion of their annual bonus. Amounts deferred are unsecured, but earn a return equal to the 10-year treasury rate plus 1.50% (adjusted monthly). The average interest rate in 2015 was 3.60%. Excess Base Salary Deferral and Annual Bonus Deferral participants may elect to receive a lump sum or annual installments not to exceed fifteen years upon termination of employment or a specific date.

34	Rayonier Inc.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The table below reflects the potential change in control payments to which our named executive officers would have been entitled if they were involuntarily terminated or voluntarily terminated for good reason after a change in control specified triggering event had occurred on December 31, 2015. All payments are as provided under the Executive Severance Pay Plan discussed on page 24 of the Compensation Discussion and Analysis.

In all other cases of termination of employment, whether voluntary or involuntary, our named executive officers would be entitled to accrued salary, vacation pay, regular pension benefits and welfare benefits on the same basis as would be provided to salaried employees generally, as well as 401(k) and nonqualified deferred compensation distributions. Other than in connection with a change in control, upon a qualifying termination, a named executive officer may be entitled to payments under our Severance Pay Plan, a plan in which all salaried employees participate on a non-discriminatory basis.

Name	Scheduled Severance (1)	Bonus Severance (2)	Pension / 401(k) Benefit (3)	Medical / Welfare and Outplacement Benefits (4)	Acceleration of Equity Awards (5)
David Nunes Involuntary or voluntary for good reason termination after change in control	$1,800,000	$1,800,000	$172,800	$74,527	$3,465,797
Mark McHugh Involuntary or voluntary for good reason termination after change in control	$1,050,000	$682,500	$89,775	$58,554	$710,023
Doug Long Involuntary or voluntary for good reason termination after change in control	$900,000	$450,000	$394,612	$69,075	$214,604
Chris Corr Involuntary or voluntary for good reason termination after change in control	$990,000	$495,000	$80,190	$69,410	$435,875
Mark Bridwell Involuntary or voluntary for good reason termination after change in control	$600,000	$300,000	$48,600	$40,802	$421,578

(1)	Represents the executive’s base pay times the applicable tier multiplier under the Executive Severance Pay Plan (3 times for Tier I, 2 times for Tier II).
(2)

Represents the applicable tier multiplier (3 times for Tier I and 2 times for Tier II) times the greater of: (i) the highest annual bonus received over the three years preceding the termination of employment; (ii) the target bonus for the year in which the change in control occurred; or (iii) the target bonus in the year of termination.

(3)

Represents the actuarial value of an additional three years of eligibility service and age under the Company’s retirement plans and three additional years participation in the Savings Plan at the executive’s current contribution levels.

(4)	Represents: (i) the present value of the annual Company contribution to health and welfare plans times the applicable tier multiplier; and (ii) up to $30,000 in outplacement services.
(5)

For stock option awards, the value was calculated as the difference between the closing price of the Company stock on December 31, 2015 and the option exercise price. Performance share and restricted stock awards were valued using the closing price of the Company stock on December 31, 2015.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary, vacation pay, regular pension benefits, welfare benefits and 401(k) and nonqualified deferred compensation distributions. As a result, payments under the Severance Pay Plan, described on page 24, which may be payable upon a termination other than in the context of a change in control, are not included in the table. Amounts that would be distributed pursuant to our nonqualified deferred compensation plans are indicated in the Nonqualified Deferred Compensation table on page 34. Other than as reflected in the table and footnote (3) above, amounts that would be distributed pursuant to our tax-qualified and non-qualified retirement plans are indicated in the Pension Benefits table on page 33.

2016 Proxy Statement	35

A constructive termination by an executive within two years after a change in control would generally be for “good reason” if it results from: (i) a significant diminution in the executive’s position or the assignment to the executive of any duties inconsistent in any respect with his or her position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately before the change in control; (ii) any material reduction in the executive’s salary, bonus opportunities, benefits or other compensation; (iii) the relocation of the executive’s principal place of business by more than 35 miles from his or her previous principal place of business; or (iv) any termination of the Executive Severance Pay Plan other than by its express terms. Regardless of whether a change in control had occurred, an executive would not be entitled to payments under the Executive Severance Pay Plan if he or she was terminated for cause. A termination of an executive generally would be “for cause” if it was due to: (i) the willful and continued refusal of the executive to substantially perform his or her employment duties following written notification by our Board; or (ii) engagement by the executive in illegal conduct or gross misconduct that is demonstrably injurious to the Company, including an indictment or charge by any prosecuting agency with the commission of a felony.

The Company may condition payment of a portion of an executive’s severance benefits (generally, up to three times base salary) upon his or her agreement to adhere to confidentiality covenants, as well as to refrain from disparaging the Company or its products; competing directly with the Company; inducing clients to reduce or terminate their business with the Company; or inducing certain employees to terminate employment or service with the Company. These covenants would generally remain in effect for the shorter of one year from the executive’s termination or two years following a change in control, except that the confidentiality covenants would remain in effect for the longer of two years from the executive’s termination or three years following a change in control. By accepting the conditioned payments, an executive will be deemed to have consented to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any equitable proceeding that may be brought by the Company to enforce such covenants.

Unless otherwise indicated, all cash payments would be made by the Company in a lump sum, although the timing of some payments and benefits may be delayed for six months after termination in accordance with Section 409A of the Code, which regulates deferred compensation. The Company has established two rabbi trusts related to the Executive Severance Plan. One is designed to defray the legal costs incurred by the executives in enforcing their rights under the Executive Severance Pay Plan were the Company not to meet its obligations. Were there to be a change in control of Rayonier, the Company would transfer to the second trust an amount sufficient to satisfy the cash payments that would be required to be paid in the event of a qualifying termination of executives covered under the Executive Severance Pay Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2015 regarding all compensation plans under which equity securities of the Company are authorized for issuance. The number of securities underlying outstanding awards and the weighted average exercise price shown have been adjusted to reflect our August 2011 3-for-2 stock split and the June 2014 spin-off of RYAM.

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(B) Weighted average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	1,564,047	(1)	$27.80	5,627,777	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	1,564,047		$27.80	5,627,777

(1)

Consists of 1,219,735 outstanding stock options awarded under the 2004 Incentive Stock Plan and the Rayonier Incentive Stock Plan and 344,312 performance shares (assuming maximum payout) awarded under the Rayonier Incentive Stock Plan. The weighted-average exercise price in column (B) does not take performance shares into account.

(2)	Consists of shares available for future issuance under the Rayonier Incentive Stock Plan.

36	Rayonier Inc.

PROPOSAL NO. 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 25, 2016, the Audit Committee appointed Ernst & Young, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016. Although submission of the appointment for ratification by the shareholders is not legally required, the Board believes that it is consistent with best practices and is an opportunity for shareholders to provide direct feedback to the Board on an important issue of corporate governance. If the shareholders do not ratify the selection of Ernst & Young, LLP, the Audit Committee may reconsider the selection of the independent registered public accounting firm for the Company for 2016, but is not required to take any action as a result of the outcome of the vote.

Ernst & Young, LLP has served as the Company’s independent registered public accounting firm since 2012. In determining whether to reappoint Ernst & Young, LLP, the Audit Committee considered, among other things:

•	the scope of and overall plans for the annual audit;

•	the pre-approved non-audit services that Ernst & Young, LLP provides to the Company and related fees to ensure their compatibility with Ernst & Young’s independence;

•	the appropriateness of Ernst & Young’s fees;

•	Ernst & Young’s historical and recent performance on the Company’s audit;

•	Ernst & Young’s tenure as our independent auditor and the benefits of having a long-tenured auditor; and

•	Ernst & Young’s independence from the Company and management.

Representatives of Ernst & Young, LLP will be present at the Annual Meeting to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

2016 Proxy Statement	37

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s role is to assist the Board in oversight of the Company’s financial reporting process, including annual audits and quarterly reviews of its financial statement filings and audits of internal control over financial reporting. The Audit Committee has sole responsibility for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. The Audit Committee is currently composed of six directors, all of whom have been determined by the Board to be “independent” and “financially literate” as defined under applicable securities laws and rules of the NYSE, and operates under a written charter adopted by the Board. A copy of the Audit Committee charter can be found on the Company’s website at www.rayonier.com.

The Company’s management has primary responsibility for the Company’s financial statements and its reporting process, including the Company’s internal control system. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to the conformity of such statements with accounting principles generally accepted in the United States of America as well as auditing the Company’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the three years ended December 31, 2015 with management and its independent registered public accounting firm;

2.

The Audit Committee has discussed with its independent registered public accounting firm the matters required by Statement of Auditing Standards No. 61, as amended, supplemented or superseded (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T;

3.

The Audit Committee has received from and discussed with its independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with audit committees concerning independence, and held discussions with its independent registered public accounting firm regarding its independence; and

4.

Based upon the review and discussions described in paragraphs (1) through (3) above, and the Audit Committee’s discussions with management, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

This report is furnished by the members of the Audit Committee.

Dod A. Fraser, Chair

Richard D. Kincaid

Bernard Lanigan, Jr.

Blanche L. Lincoln

V. Larkin Martin

Andrew G. Wiltshire

AUDIT COMMITTEE FINANCIAL EXPERT

The Board has evaluated whether at least one Audit Committee member meets the qualifications to serve as an “audit committee financial expert” in accordance with SEC rules. Based on its evaluation, the Board has determined that Dod A. Fraser, Richard D. Kincaid and Bernard Lanigan, Jr. are independent of management and qualify as audit committee financial experts.

38	Rayonier Inc.

INFORMATION REGARDING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young, LLP has served as the Company’s independent registered public accounting firm since May 22, 2012. The Audit Committee may change the appointment of the independent registered public accounting firm at any time if it determines, in its discretion, that such a change is in the best interest of the Company and its shareholders.

Ernst & Young, LLP billed the Company the following fees for services performed in fiscal 2015 and 2014:

	2015	2014
Audit fees	$1,566,500	$2,845,099
Audit-related fees	—	963,631
Tax fees	420,310	718,948
All other fees	—	—
	$1,986,810	$4,527,678

Audit fees include amounts for the audits of the annual financial statements and internal control over financial reporting, quarterly reviews of Forms 10-Q, statutory audits, audit of the income tax accrual, accounting research and consents for SEC filings.

Audit-related services include services such as internal control reviews, employee benefit plan audits and transaction-related fees.

Tax fees include income tax services other than those directly related to audit of the income tax accrual.

All other fees includes any other products or services provided other than the services reported in the first three categories.

The independent registered public accountants are prohibited by Company policy from providing professional services to Company executives for personal income tax return preparation or for financial or estate tax planning.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve, when the Audit Committee is not in session, audit-related services and allowable non-audit services and associated fees for any individual engagement for which fees are less than $10,000. Any such pre-approval of services and fees by the Chairman are reported to the full Audit Committee at its next regular meeting. All of the fees set forth in the foregoing table were pre-approved by the Audit Committee or the Chairman of the Audit Committee under the noted delegation of authority.

2016 Proxy Statement	39

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

This year we are once again utilizing the SEC rules that allow companies to furnish proxy materials to shareholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials (“Internet Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Internet Notice tells you how to access and review the Proxy Statement and our 2015 Annual Report to Shareholders (the “Annual Report”), which includes our 2015 Annual Report on Form 10-K, including financial statements, as well as how to submit your proxy over the Internet. If you received the Internet Notice and would still like to receive a printed copy of our proxy materials, simply follow the instructions for requesting printed materials included in the Internet Notice.

The Internet Notice, these proxy solicitation materials and our Annual Report were first made available on the Internet and mailed to certain shareholders on or about April 8, 2016.

The Notice of 2016 Annual Meeting, this Proxy Statement and our Annual Report are available at www.ProxyVote.com.

ANNUAL REPORT

A copy of our Annual Report, which includes the 2015 Annual Report on Form 10-K (without exhibits), is available on the Internet at www.proxyvote.com as set forth in the Internet Notice. However, we will send a copy of our 2015 Annual Report on Form 10-K to any shareholder without charge upon written request addressed to:

Rayonier Inc.

Shareholder Relations

225 Water Street, Suite 1400

Jacksonville, FL 32202, USA

DELIVERY OF MATERIALS TO SHAREHOLDERS SHARING AN ADDRESS

In addition to furnishing proxy materials over the Internet, the Company takes advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one Internet Notice or, if paper copies are requested, only one Proxy Statement and Annual Report is delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. If a shareholder sharing an address wishes to receive a separate Internet Notice or copy of the proxy materials, that shareholder may do so by contacting Broadridge Householding Department via telephone at 1-866-540-7095 or via mail addressed to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Any shareholder making such request will promptly receive a separate copy of the proxy materials, and separate copies of all future proxy materials. Any shareholder currently sharing an address with another shareholder, but nonetheless receiving separate copies of the materials, may request delivery of a single copy in the future by contacting Broadridge Householding Department by telephone or mail as indicated above.

QUESTIONS AND ANSWERS

Q:	WHO IS ENTITLED TO VOTE?

A:	The record holder of each of the 122,732,820 Common Shares outstanding at the close of business on March 21, 2016 is entitled to one vote for each share owned.

40	Rayonier Inc.

Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:

•	You can vote on the Internet by following the “Vote by Internet” instructions on your Internet Notice or proxy card.

•

You can vote by telephone by following the “Vote by Phone” instructions on the www.ProxyVote.com website referred to in the Internet Notice, or, if you receive hard-copies of the proxy solicitation materials, by following the “Vote by Phone” instructions referred to in your proxy card.

•

If you receive hard-copies of the proxy solicitation materials, you can vote by mail by signing and dating your proxy card and mailing it in the provided prepaid envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed and dated card but do not provide voting instructions, your shares will be voted in accordance with the recommendations of the Board.

•

You can vote in person at the Annual Meeting by delivering a completed proxy card or by completing a ballot available upon request at the meeting. However, if you hold your shares in a bank or brokerage account rather than in your own name, you must obtain a legal proxy from your stockbroker in order to vote at the meeting.

Regardless of how you choose to vote, your vote is important and we encourage you to vote promptly.

Q:	HOW DO I VOTE SHARES THAT I HOLD THROUGH AN EMPLOYEE BENEFIT PLAN SPONSORED BY THE COMPANY?

A:

If you hold shares of the Company through the Rayonier Investment and Savings Plan for Salaried Employees, the Rayonier Advanced Materials Inc. Investment and Savings Plan for Salaried Employees, the Rayonier Advanced Materials Inc. Jesup Mill Savings Plan for Hourly Employees or the Rayonier Advanced Materials Inc. Fernandina Mill Savings Plan for Hourly Employees, you can vote them by following the instructions above. Note that if you do not vote your shares held in such plan or do not specify your voting instructions on your proxy card, the trustee of the plan will vote your plan shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the trustee, your voting instructions for the plan shares must be received by May 20, 2016.

Q:	WHAT DO I NEED TO DO TO ATTEND THE ANNUAL MEETING?

A:

To attend the Annual Meeting, you will need to bring (1) proof of ownership of Rayonier stock as of the record date, which is the close of business on March 21, 2016 and (2) a valid government-issued photo identification. If you are a shareholder of record, proof of ownership can include your proxy card or the “Internet Notice.” If your shares are held in the name of a broker, bank or other holder of record, you must present proof of your beneficial ownership, such as a proxy obtained from your street name nominee (particularly if you want to vote your shares at the Annual Meeting) or a bank or brokerage account statement (in which case you will be admitted to the Annual Meeting but will not be able to vote your shares at the Annual Meeting), reflecting your ownership of Rayonier common stock as of the record date. If you do not have proof of ownership together with a valid picture identification, you will not be admitted to the meeting.

Admission to the Annual Meeting is limited to shareholders as of the record date and one immediate family member; one individual properly designated as a shareholder’s authorized proxy holder; or one qualified representative authorized to present a shareholder proposal properly before the meeting.

Q:	IS MY VOTE CONFIDENTIAL?

A:

Proxy cards, ballots and reports of Internet and telephone voting results that identify individual shareholders are mailed or returned directly to Broadridge Financial Services, Inc. (“Broadridge”), our vote tabulator, and handled in a manner that protects your privacy. Your vote will not be disclosed except:

•	as needed to permit Broadridge and our inspector of elections to tabulate and certify the vote;

2016 Proxy Statement	41

•	as required by law;

•	if we determine that a genuine dispute exists as to the accuracy or authenticity of a proxy, ballot or vote; or

•	in the event of a proxy contest where all parties to the contest do not agree to follow our confidentiality policy.

Q:	WHAT SHARES ARE COVERED BY MY INTERNET NOTICE OR PROXY CARD?

A:	You should have been provided an Internet Notice or proxy card for each account in which you own Common Shares either:

•	directly in your name as the shareholder of record, which includes shares purchased through any of our employee benefit plans; or

•	indirectly through a broker, bank or other holder of record.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE INTERNET NOTICE OR PROXY CARD?

A:

It means that you have multiple accounts in which you own Common Shares. Please vote all shares in each account for which you receive an Internet Notice or proxy card to ensure that all your shares are voted. However, for your convenience we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is Computershare. All communications concerning shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, can be handled by making a toll-free call to Computershare at 1-800-659-0158. From outside the U.S. you may call Computershare at 201-680-6578.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote by:

•

voting on the Internet or by telephone before 11:59 p.m. Eastern Daylight Time on the day before the Annual Meeting or, for employee benefit plan shares, the cut off date noted above (only your most recent Internet or telephone proxy is counted);

•	signing and submitting another proxy card with a later date at any time before the polls close at the Annual Meeting;

•	giving timely written notice of revocation of your proxy to our Corporate Secretary at 225 Water Street, Suite 1400, Jacksonville, Florida 32202; or

•	voting again in person before the polls close at the Annual Meeting.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:

In order to conduct the Annual Meeting, a majority of the Common Shares outstanding as of the close of business on March 21, 2016 must be present, either in person or represented by proxy. All shares voted pursuant to properly submitted proxies and ballots, as well as abstentions and shares voted on a discretionary basis by banks or brokers in the absence of voting instructions from their customers, will be counted as present and entitled to vote for purposes of satisfying this requirement.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR DIRECTOR?

A:

The affirmative vote of a majority of the votes cast with respect to each nominee at the Annual Meeting is required to elect that nominee as a director. For this proposal, a majority of the votes cast means that the number of votes “FOR” a nominee must exceed the number of votes “AGAINST” a nominee. Abstentions will therefore not affect the outcome of director elections.

42	Rayonier Inc.

Please note that under NYSE rules, banks and brokers are not permitted to vote the uninstructed shares of their customers on a discretionary basis on “non-routine” matters (referred to as “broker non-votes”), such as in the election of directors. As a result, if you hold your shares through an account with a bank or broker and you do not instruct your bank or broker how to vote your shares in the election of directors, no votes will be cast on your behalf in the election of directors. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank or broker if you want your vote to be counted in the election of directors.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE “SAY ON PAY” PROPOSAL?

A:

The vote on the Say on Pay proposal is advisory only and non-binding on the Company or our Board of Directors. However, the proposal will be approved on a non-binding, advisory basis if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” it. Abstentions therefore will not affect the outcome of the proposal. Banks and brokers are not permitted to vote uninstructed shares for any company proposals relating to executive compensation because such proposals are considered “non-routine.” As a result, if you hold your shares through an account with a bank or broker and you do not instruct your bank or broker how to vote your shares on this proposal, no votes will be cast on your behalf with regard to approval of the proposal. Because broker non-votes will have no effect on the outcome of the vote, it is critical that you instruct your bank or broker if you want your vote to be counted in the approval of the proposal.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE RATIFICATION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?

A:

The proposal to ratify the appointment of the Company’s independent registered public accounting firm will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” it. As a result, abstentions will not affect the outcome. Because the ratification of the appointment of the independent registered public accounting firm is considered a “routine” matter, we do not anticipate that there will be any broker non-votes with regard to the proposal.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:

We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not listed on the Internet Notice or proxy card is legally and properly brought before the Annual Meeting, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of our shareholders. Under the Company’s bylaws, all shareholder proposals must have been received by December 1, 2015 to be considered for inclusion in this Proxy Statement, and all other shareholder proposals and director nominations must have been received between January 15 and February 14, 2016 to be otherwise properly brought before the Annual Meeting. As of February 14, 2016, we had not received any shareholder proposals or director nominations from shareholders to be acted upon at the Annual Meeting.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of Broadridge will count the votes, however submitted. A Company representative will act as inspector of elections.

Q:	HOW WILL I LEARN THE RESULTS OF THE VOTING?

A:	We will announce the voting results of the proposals at the Annual Meeting and on a Form 8-K to be filed with the SEC no later than four business days following the Annual Meeting.

Q:	WHO PAYS THE COST OF THIS PROXY SOLICITATION?

A:

The Company pays the costs of soliciting proxies and has retained Okapi Partners LLC to assist in the solicitation of proxies and provide related advice and informational support. For these services, the Company will pay Okapi Partners LLC a services fee and reimbursement of customary expenses, which are not expected to exceed $15,000 in the aggregate. The Company will also reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of the Common Shares.

2016 Proxy Statement	43

Additionally, directors, officers and employees may solicit proxies on behalf of the Company by mail, telephone, facsimile, email and personal solicitation. Directors, officers and employees will not be paid additional compensation for such services.

Q:	WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS DUE?

A:

For a shareholder proposal (other than a director nomination) to be considered for inclusion in the Company’s proxy statement for the 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”), the Company’s Corporate Secretary must receive the written proposal at our principal executive offices no later than the close of business on December 9, 2016, unless the Company notifies shareholders otherwise. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. The submission of a proposal in accordance with these requirements does not guarantee that we will include the proposal in our proxy statement or on our proxy card. Proposals should be addressed to:

Corporate Secretary

Rayonier Inc.

225 Water Street, Suite 1400

Jacksonville, FL 32202

For a shareholder proposal (including a director nomination) to be properly brought before the shareholders at the 2017 Annual Meeting outside of the Company’s proxy statement, the shareholder must provide the information required by the Company’s bylaws and give timely notice in accordance with such bylaws, which, in general, require that the notice be received by the Company’s Secretary: (i) no earlier than the close of business on January 18, 2017; and (ii) no later than the close of business on February 17, 2017, in each case, unless the Company notifies shareholders otherwise following a Board-approved amendment to the bylaws disclosed on a Form 8-K filed with the SEC.

If the date of the 2017 Annual Meeting is moved more than 30 days before or more than 60 days after May 18, 2017, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of: (a) 90 days prior to the meeting; or (b) 10 days after public announcement of the meeting date, in each case, unless the Company notifies shareholders otherwise following a Board-approved amendment to the bylaws disclosed on a Form 8-K filed with the SEC.

We strongly encourage any shareholder interested in submitting a proposal for the 2017 Annual Meeting to contact our Corporate Secretary at (904) 357-9100 prior to submission in order to discuss the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

Mark R. Bridwell

Vice President, General Counsel and Corporate Secretary

44	Rayonier Inc.

APPENDIX A

Rayonier Audit Committee

Policies and Procedures

Pre-approval of Services Provided by the Independent Auditor

To ensure the Audit Committee (the “Committee”) approves all services to be provided by the Company’s independent auditors and maintains appropriate oversight, the following policies and procedures have been established.

Policies and Procedures

1.	The Committee will approve the fees for the annual audit of the Company’s financial statements and reviews of quarterly financial statements.

2.

The Committee will also approve at one of its regularly scheduled meetings an annual plan of all permissible services to be provided by the independent auditors as well as unanticipated projects that arise.

3.

When the timing of the services does not allow for pre-approval in regularly scheduled Committee meetings, the Chairman of the Committee (or another member of the Committee so designated) may approve any audit or allowable non-audit services provided that such approved services are reported to the full Committee at the next regularly scheduled meeting. Approval must be received prior to commencement of the service, unless the service is one of the specific services listed below (see No. 4) that is permitted to be performed on a pre-approval basis.

4.	The following audit-related services are pre-approved as they become required and need commencement before notifying the Chairman:

a.	Required audits of wholly-owned subsidiaries of the Company,

b.	Consent letters,

c.	Audits of statutory financial statements in countries where audited financial statements must be filed with government bodies,

d.	Annual audits of the Company’s defined benefit and savings plans,

e.	Agreed-upon procedures or other special report engagements performed in connection with requirements under debt agreements or environmental laws, and

f.	Subscription services for technical accounting resources and updates.

This pre-approval (prior to notifying the Committee) is for audit services or allowable audit-related services engagements for which fees are less than $10,000.

Any services performed in these pre-approved services categories that were not anticipated will be reported to the Committee at the next regularly scheduled meeting after commencement of the services. The requirements, scope and objectives of the service as well as estimated fees and timing will be reported to the Committee.

Any other services, such as for tax services unrelated to the audit, will require the explicit approval of the Chairman or the Committee prior to engaging the independent auditor.

2016 Proxy Statement	A-1

APPENDIX B

US Mercer Benchmark Database Executive Compensation Survey Companies
ABM Industries, Inc.	Gate Gourmet, Inc.	Phillips-Van Heusen Corporation
ACH Food Companies, Inc.	GKN America Corporation	Piper Jaffray Companies
AET Inc., Ltd.	Graham Holdings Company	PolyOne Corporation
Aggreko, LLC	Hancock Holding Company	Post Holdings, Inc.
AgustaWestland Philadelphia Corporation	Health Net, Inc.	PRA Group, Inc.
Aimco	Heidrick & Struggles International, Inc.	Radio One, Inc.
Alfa Laval, Inc.	High Liner Foods (USA), Inc.	Rayonier, Inc.
Algonquin Power Co.	Hillenbrand, Inc.	Reebok International, Ltd.
American Capital, Ltd.	Hitachi Computer Products (America), Inc.	Regency Centers Corporation
American Financial Group, Inc.	Hitachi Consulting Corporation	ResMed, Inc. - ResMed Corp
Ann, Inc. - Ann Taylor	Hitachi High Technologies America, Inc.	Resources Connection, Inc.
Ann, Inc. - Ann Taylor Factory Stores	HNI Corporation	Rexnord Corp.
Argo Group US, Inc.	Hormel Foods Corporation	RLI Insurance Company
Ascena Retail Group, Inc. - Maurices	Hovnanian Enterprises, Inc.	Sabre Corporation
Associated Bank	II-VI Incorporated	Safilo USA, Inc.
Atkins North America	Intelsat Corporation	Sage North America
Atlas Energy Group, LLC	InterContinental Hotels Group	SCANA Corporation
Automotive Technology Systems, LLC	Interval International	Seventy Seven Energy, Inc.
Black Knight Financial Services	Intrawest Resort Holdings, Inc.	Simpson Manufacturing Co., Inc.
Boart Longyear	Janus Capital Group	Simpson Strong-Tie Company, Inc.
Bob Evans Farms, Inc.	Jason Industries, Inc.	SMART Technologies Corporation
Boise Cascade, LLC - Wood Products	Johnson Electric North America, Inc.	Solera Holdings, Inc.
Bridgepoint Education, Inc.	Kao USA, Inc.	Sotheby’s
Broadridge Financial Solutions, Inc.	KAR Auction Services, Inc.	Stantec, Inc.
Brookfield Residential Properties, Inc.	Kellogg Company - Frozen Foods	Starboard Cruise Services, Inc.
Campari America	Kemper Home Service Companies	Starwood Vacation Ownership, Inc.
Campbell Soup Company	Kosmos Energy, LLC	Syniverse Technologies
CARBO Ceramics, Inc.	Lennox International, Inc.	Tarkett USA, Inc.
Career Education Corporation	Loews Corporation - Loews Hotels	Taubman Centers, Inc.
Cascade Corporation	Madison Gas And Electric Company	Tennant Company
Checkpoint Systems, Inc.	Magellan Midstream Holdings, LP	TGS-NOPEC Geophysical Co
Choice Hotels International, Inc.	Maquet Getinge Group	The Boeing Company
Columbus McKinnon Corporation	Marc Jacobs International, LLC	The Donna Karan Company, LLC
Computershare	Matrix Service Company	The E.W. Scripps Company
Corning, Inc. - Life Sciences	Modine Manufacturing Company	The Marcus Corporation
Credit Acceptance Corporation	Mortgage Guaranty Insurance Corp	The Sherwin-Williams Company
Cubic Corporation	MTS Systems Corporation	Toray Plastics (America), Inc.
Curtiss-Wright Corporation	MTS Systems Corporation - Test Division	Total System Services, Inc.
Darden Restaurants, Inc. - Yard House	Navigant Consulting, Inc.	Toyota Boshoku Indiana, LLC
Denny’s Corporation	Neste - Neste Oil US, Inc.	Tredegar Corporation
DS Services of America, Inc.	Novozymes North America, Inc.	UMB Financial Corporation
Dunkin’ Brands, Inc.	Old National Bancorp	United Water
Exel AEM	OMNOVA Solutions, Inc.	USANA Health Sciences, Inc.
FairPoint Communications, Inc.	Orica USA, Inc.	Visa, Inc. - CyberSource
FBL Financial Group, Inc.	Oxford Industries, Inc.	Volvo Group North America
Federated Investors	Pandora Jewelry, LLC	Vonage Holdings Corporation
Fortune Brands Home & Security, Inc	Patterson Companies - Patterson Medical	Webster Financial Corporation
Freightliner Custom Chassis Corporation	PennyMac Financial Services, Inc.	Wolters Kluwer NA
G&K Services, Inc.	PHH Corporation	Zions Bancorporation

TowersWatson CDB Executive Compensation Survey Companies
Alexander & Baldwin	G&K Services	MTS Systems
Arby’s Restaurant Group	Greene, Tweed & Co	Navigant Consulting
Arctic Cat	Heidrick & Struggles	PHI
Blount International	HNTB	Rayonier Advanced Materials
Bush Brothers & Company	ICF International	Regency Centers
Calgon Carbon	ION Geophysical	Reiter Affiliated Co
Capsugel	Irvine	Robertshaw Controls
Cepheid	Kate Spade & Co	SWM International
Communications Systems	Lutron Electonics	Taubman Centers
E.W. Scripps	Matthews International	Verint Systems
ESCO	Medicines Co	Vertex Pharmaceuticals

A-2	Rayonier Inc.

APPENDIX C

2015
Net Income to Adjusted EBITDA Reconciliation
Net Income	$43.9
Interest, net, continuing operations	34.7
Income tax benefit, continuing operations	(0.9)
Depreciation, depletion and amortization	113.7
Non-cash cost of land and real estate sold	12.5
Costs related to shareholder litigation (a)	4.1
Adjusted EBITDA (b)	$208.0

(a)

Costs related to shareholder litigation is defined as expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 10 —Contingencies of Item 8 — Financial Statements in the Company’s most recent Annual Report on Form 10-K.

(b)

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the noncash cost of land and real estate sold and costs related to shareholder litigation. Adjusted EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing shareholders and potential shareholders to measure how the Company is performing relative to the assets under management.

2015
Cash provided by operating activities	$177.2
Capital expenditures from continuing operations (a)	($57.3)
Working capital and other balance sheet changes	($2.5)
CAD (b)	$117.4
Mandatory debt repayments	($131.0)
Adjusted CAD	($13.6)
Cash used for investing activities	($166.3)
Cash (used for) provided by financing activities	($116.5)

(a)	Capital expenditures exclude timberland acquisitions of $98.4 million.
(b)

Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions), and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and strategic acquisitions. CAD is not necessarily indicative of the CAD that may be generated in future periods.

2016 Proxy Statement	A-3

Rayonier Inc. 225 Water Street Suite 1400 Jacksonville, Florida 32202 Attn: Laura L. Davis

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Daylight Time the day before the meeting date or the cut off date. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Daylight Time the day before the meeting date or the cut off date. Have your proxy/voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees		For	Against	Abstain
1	Richard D. Kincaid		☐	☐	☐
2	John A. Blumberg		☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.
3	Dod A. Fraser		☐	☐	☐	2 Approval, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the proxy statement.		For ☐	Against ☐	Abstain ☐
4	Scott R. Jones		☐	☐	☐
5	Bernard Lanigan, Jr.		☐	☐	☐	3 Ratification of the appointment of Ernst & Young, LLP as the independent registered public accounting firm for 2016.		☐	☐	☐
6	Blanche L. Lincoln		☐	☐	☐
7	V. Larkin Martin		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
8	David L. Nunes		☐	☐	☐
9	Andrew G. Wiltshire		☐	☐	☐

Please sign your name where indicated below, including any joint owners. If signing as an attorney, executor, administrator or other fiduciary, please give your full title. If signing as an entity, please have an authorized signatory sign in full corporate or partnership name.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

— — — — — — — — — — —  — — — —  — — — — — —  — — — —  — — — — — — — — — — — — — — —

RAYONIER INC.
Annual Meeting of Shareholders
May 23, 2016 4:00 PM
This proxy is solicited by the Board of Directors

By signing this card, I (we) hereby (i) authorize DAVID L. NUNES, MARK R. BRIDWELL AND MARK D. MCHUGH, or any of them, each with full power to appoint his substitute, to vote as Proxy for me (us), and (ii) direct Reliance Trust Company, Trustee under the Rayonier Investment and Savings Plan for Salaried Employees, the Rayonier Advanced Materials Inc. Investment and Savings Plan for Salaried Employees, the Rayonier Advanced Materials Inc. Jesup Mill Savings Plan for Hourly Employees and the Rayonier Advanced Materials Inc. Fernandina Mill Savings Plan for Hourly Employees, to vote in person or by proxy all shares of Common Stock of Rayonier Inc. allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case, on all matters which properly come before the Annual Meeting of Shareholders of Rayonier Inc. to be held at the Omni Jacksonville Hotel, Jacksonville, Florida on Monday, May 23, 2016 at 4:00 p.m., Eastern Daylight Time, or at any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or at any adjournment thereof.

The shares represented by this proxy when properly executed by the Shareholder(s) will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees and “FOR” proposals 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

YOU MAY VOTE BY INTERNET OR PHONE BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on reverse side.)